UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ETSY, INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NOTICE OF

2019 Annual Meeting of Stockholders & Proxy Statement

Etsy

117 Adams Street

Brooklyn, NY 11201

April 18, 2019

To our stockholders:

I am pleased to invite you to attend Etsy, Inc.’s 2019 Annual Meeting of Stockholders to be held on Tuesday, June 4, 2019 at 9:00 a.m., Eastern Time. Our Annual Meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively online via live webcast.

By hosting our meeting virtually, we are able to expand access, improve communication, and lower costs. This approach also enables participation from our global community and aligns with our broader sustainability goals.

Your vote is very important. Whether you plan to participate in the Annual Meeting or not, please be sure to vote. Voting instructions can be found on page 12 of the proxy statement.

On behalf of the Board of Directors and the management team, thank you for your ongoing support of and continued interest in Etsy.

Sincerely,

Josh Silverman

President, CEO & Director

Notice of 2019 Annual

Meeting of Stockholders

Date:

June 4, 2019

Time:

9:00 a.m. Eastern Time

Place:

ETSY.onlineshareholdermeeting.com

Record Date:

April 12, 2019

Meeting Agenda:

•

Elect Jonathan D. Klein and Margaret M. Smyth as Class I directors to serve until our 2022 Annual Meeting of Stockholders and until their respective successors have been elected and qualified or until they resign, die, or are removed from the Board of Directors;

•	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019;

•	Consider an advisory vote to approve executive compensation; and

•	Transact any other business that may properly come before the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the accompanying proxy statement and to submit your proxy or voting instructions as soon as possible. Even if you have voted by proxy, you may still vote during the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank, trustee, or nominee and you wish to vote during the Annual Meeting, you must follow the instructions from such broker, bank, trustee, or nominee.

Jill Simeone

General Counsel and Secretary

April 18, 2019

Important Notice Regarding the Availability of Proxy Materials for the 2019

Annual Meeting of Stockholders to be Held on June 4, 2019: The proxy statement and the annual report to stockholders are available at http://www.proxyvote.com.

i

ii

Proxy Statement Summary

This summary highlights the financial, compensation, and corporate governance information described in more detail elsewhere in this proxy statement. This summary does not contain all the information that you should consider, and you should read the entire proxy statement before voting.

About Etsy

Etsy is the global two-sided marketplace for unique and creative goods. Our mission is to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people around the world. We connect creative entrepreneurs with thoughtful consumers looking for items that are intended to be special, reflect their sense of style, or represent a meaningful occasion.

As of December 31, 2018, our platform connected 2.1 million active Etsy sellers to 39.4 million active Etsy buyers, in nearly every country in the world. Our sellers are the heart and soul of Etsy, and our technology platform allows our sellers to turn their creative passions into economic opportunity. We have a seller-aligned business model: we make money when our sellers make money. We offer our sellers a marketplace with millions of buyers along with a range of seller tools and services that are specifically designed to help our creative entrepreneurs generate more sales and scale their businesses.

OUR STRATEGY

1	2019 Proxy Statement	Etsy

2018 Business Highlights

2018 Operational Highlights

In 2018, we successfully executed on our product, engineering, and marketing efforts:

•	We continued to launch new product enhancements and build upon prior launches to improve search results, bolster trust in the Etsy brand, and enhance seller tools. Some examples include:

•	We improved search relevance using context specific ranking (“CSR”) and reduced friction in the search experience by accelerating home and search page load times;

•	We made customer support improvements by introducing live chat and inbound phone support; and

•	We optimized Promoted Listings by using CSR to surface more relevant ads and launched a tool to better utilize seller’s budgets.

•

In July 2018, we increased our seller transaction fee from 3.5% to 5%, and now apply it to the cost of shipping in addition to the cost of the item. Following the increase in the transaction fee, we were able to reinvest a portion of our incremental revenue into marketing.

•	We continued to focus on utilizing our marketing efforts to drive new and existing buyers to Etsy, including running our first ever national television campaign in the US.

Our active seller community grew to 2.1 million (up 9.4% from 2017) and our active buyer community grew to 39.4 million (up 18.2% from 2017).

Our vibrant community includes people buying and selling in

nearly every country in the world.

*As of December 31, 2018

year-over-year

2	2019 Proxy Statement	Etsy

2018 Financial Highlights

Our operational success enabled us to achieve the following financial results:

•

Gross merchandise sales (“GMS”) grew by 20.8% year-over-year to $3.9 billion, up from $3.3 billion in 2017, with 35% of GMS coming from transactions where an Etsy buyer, an Etsy seller, or both, were located outside of the United States.

•	Revenue increased by 36.8% year-over-year to a total of $603.7 million, up from $441.2 million in 2017, led by Marketplace revenue growth of 35.2%.

•	Net income was $77.5 million compared with $81.8 million in 2017.

•

Non-GAAP Adjusted EBITDA was $139.5 million representing an increase of 74.4% year-over-year, compared to $80.0 million in 2017. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 23.1%, compared to 18.1% in 2017. See “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with GAAP.

Our Impact Strategy

Etsy’s mission to “Keep Commerce Human” is rooted in our belief that, although automation and commoditization are parts of modern life, human creativity cannot be automated and human connection cannot be commoditized. This is what makes Etsy and our marketplace distinct from mass retailers. Our mission guides our daily decisions, sets the path for our long-term success, and reinforces our commitment to make a positive economic, social, and ecological impact.

3	2019 Proxy Statement	Etsy

We have developed an impact strategy that reflects this commitment, and in 2018, we set a number of goals to help us achieve the positive economic, social, and ecological impact we want to have on the world while advancing and complementing our business strategy. We describe our progress against some of the most critical goals here, and state new goals for 2019. You can read more about our impact strategy, and see how we align our impact reporting with Sustainability Accounting Standards Board (SASB) guidelines, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that accompanies this proxy statement. We included progress against our impact metrics in our Form 10-K for the first time as a way to better reflect their significance to Etsy and in order to respond to increased interest from our stakeholders in such reporting.

	2018 GOAL	2018 PROGRESS	2019 GOAL

Economic Impact Make creative entrepreneurship a path to economic security and personal empowerment	Ensure the economic opportunities Etsy creates meaningfully benefit a broad swath of our seller community

Commissioned Etsy’s first economic impact

study, which found that, in 2018, Etsy sellers:

•  Contributed $5.37 billion
to the U.S. economy

•  Created 1.52 million jobs in the
independent worker economy

•  Generated more than $1.76
billion in income

•  Produced $3 billion in
additional economic value

Double US Etsy sellers’ economic output by 2023

Social Impact Enable equitable access to the opportunities that we create	Meaningfully increase representation of underrepresented groups and ensure equity in Etsy’s workforce

•  Increased our targeted recruiting
efforts, created hiring guidelines to
ensure that all candidates are evaluated
fairly and with objective criteria, and
implemented a more formal company-wide
performance management process to
support consistent and fair evaluations.

•  Increased the number of female
engineers, who now make up 33.2%
of our engineering workforce at
Etsy, by 4% from the prior year

•  Commissioned a pay equity study
undertaken by a third-party consulting
firm, which revealed no influence of age,
race, or gender in Etsy’s pay practices

Approximately double the percentage of Black and Latinx employees in Etsy’s workforce by 2023

Ecological Impact Build long-term resilience by eliminating our carbon impacts and fostering responsible resource use	Power our operations with 100% renewable electricity by 2020 and reduce the intensity of our energy use by 25% by 2025

•  Procured 58% of our electricity from
renewable sources, up from 30% in 2017

•  Achieved a 25% reduction In energy
intensity (kWh per square foot) across
our office operations based on a
2016 baseline, and an associated 15%
reduction in carbon intensity across office
operations (tCO2e per square foot)

Stay on track to meet renewable power and energy intensity goals, and mitigate the ecological impact of our marketplace by offering carbon neutral shipping on 100% of transactions by 2020

4	2019 Proxy Statement	Etsy

Culture and Engagement

We believe that our action-oriented, values-based, and purpose-driven work culture is a competitive advantage in attracting and retaining top talent. Etsy’s employees work hard every day to bring innovative ideas to Etsy to strengthen the experience for sellers and buyers in our marketplace. We are focused on maximizing our employees’ engagement, which is linked with high performance, retention, innovation, and growth.

In July 2018, Etsy conducted an engagement survey of all global employees:

•	82% of employees submitted a response

•	70% of respondents reported favorable employee engagement, which is in line with benchmark results for technology companies with a similar number of employees

•	We use the results of our engagement survey to guide the development of more dynamic programs that build knowledge and skills and connectedness between employees

We believe employee engagement comes from fulfilling work focused on serving the needs of our sellers and buyers and from ample personal and professional growth opportunities. To that end, we strive to offer competitive benefits, including the following examples:

•

We have a 26-week gender-blind parental leave policy that is available to all Etsy employees globally. Through this policy we aim to support and enable parents to play equal roles in building successful companies and nurturing their families.

•	We offer our employees paid time off to volunteer so that they can support the causes and organizations they are passionate about.

Leadership and Corporate Governance

Executive Team

We believe that we have built a highly qualified and effective executive team. Each person brings fresh perspectives and deep expertise to their particular roles. We’re proud that 66% of our executive team identify as women.

Our executive officers are:

•	Josh Silverman, President and Chief Executive Officer, leading Etsy in its growth and strategic direction

•	Mike Fisher, Chief Technology Officer, leading our engineering teams

•	Rachel Glaser, Chief Financial Officer, overseeing our global financial operations

•	Kruti Patel Goyal, SVP, Product, leading our product teams

•	Raina Moskowitz, SVP, People, Strategy and Services, overseeing our strategy and leading our people and services teams

•	Jill Simeone, General Counsel and Secretary, leading our legal, policy, and advocacy teams

5	2019 Proxy Statement	Etsy

Director Nominees and Continuing Directors

The following table provides summary information about each director nominee and continuing director. See pages 17 to 30 for more information.

NAME	AGE	ETSY DIRECTOR SINCE	INDEPENDENT	AUDIT COMMITTEE	COMPENSATION COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Nominees for election at the 2019 Annual Meeting (Class I)

Jonathan D. Klein*	58	2011	Yes

Margaret M. Smyth	55	2016	Yes

Directors with terms expiring at the 2020 Annual Meeting (Class II)

M. Michele Burns	61	2014	Yes

Josh Silverman	50	2016	No

Fred Wilson (Chair)	57	2007	Yes

Directors with terms expiring at the 2021 Annual Meeting (Class III)

Gary S. Briggs	56	2018	Yes

Edith W. Cooper*	57	2018	Yes

Melissa Reiff	64	2015	Yes

             Chair

             Member

* Effective immediately after the 2019 Annual Meeting, Mr. Klein will rotate out of the role of Chair of the Compensation Committee and Ms. Reiff will step into the role of Chair. Mr. Klein will remain a member of the Compensation Committee.

DIRECTOR DASHBOARD

6	2019 Proxy Statement	Etsy

Corporate Governance Strengths

We believe that effective corporate governance is not a one-size-fits-all approach. We carefully consider our corporate governance practices to ensure that they are appropriately tailored to our business and promote the long-term interests of our stockholders. For information about our stockholder outreach efforts on the topic of corporate governance, please see “Stockholder Engagement” below.

Our corporate governance practices include:

•	Independent Board Chair

•	Except for our CEO, all directors on the Board are independent

•	100% independent Committee members

•	Regular executive sessions of independent directors

•	A Board that is comprised of sophisticated and fully engaged directors with different areas of relevant expertise

•	Active role in risk management oversight

•	Annual Board and Committee self-evaluations overseen by Board Chair and Nominating and Corporate Governance Committee

•	Robust code of conduct applicable to directors, officers, and employees

•

Periodic reviews of our corporate governance structure, including Committee charters, corporate governance guidelines, and code of conduct, to ensure they are appropriate for a company of our stage of development and market size

•	Rigorous CEO evaluation process

•	Independent director oversight of executive succession planning

•	Policy of no pledging or hedging of Etsy shares for current employees and directors

Stockholder Engagement

We maintain active, year-round engagement with the Etsy community—we regularly meet with our stockholders and other key constituents like Etsy sellers. In 2018, we held over 400 meetings with our stockholders who, in the aggregate, held approximately 88% of our outstanding shares. We discuss a variety of topics, including but not limited to, our financial and operating performance, our business and growth strategy, corporate governance practices, impact strategy, and executive compensation matters. We value the insights and feedback we gather from these engagements.

In 2018, we launched a stockholder engagement program for the specific purpose of seeking feedback from Etsy investors to better understand their views regarding Etsy’s compensation program and practices and corporate governance structure. This new stockholder engagement program includes involvement and oversight from our Board and supplements the efforts of the management team, which has principal responsibility for investor relations. We proactively arrange calls and meetings with stockholders focused on corporate governance, environmental, social, and executive compensation issues of interest to investors. We believe that our engagement program provides stockholders with an effective channel for two-way dialogue with our Board of Directors.

7	2019 Proxy Statement	Etsy

In particular, in connection with our expanded stockholder engagement program, and in response to our 2018 non-binding advisory vote on named executive officer compensation (our “say-on-pay” vote) and to a lower vote result for our only incumbent director nominee, we reached out to stockholders representing approximately 50% of our common stock outstanding and held discussions with stockholders representing nearly 33% of our common stock outstanding (some investors declined our invitation to engage). Several meetings included a member of our Board of Directors—either a representative from the Compensation Committee or our Board Chair.

Executive Compensation Matters

Stockholders approved our 2018 say-on-pay proposal with 59% of the votes cast in favor of the proposal, which was a significant departure from our 2017 say-on-pay proposal that was approved by over 96% of the votes cast. Based on feedback from investors and others, the Compensation Committee believes the lower say-on-pay vote last year was primarily due to one-time events in mid-2017 related to the turnaround of our business. In 2017, our Board of Directors made deliberate and important decisions to change our management team and redirect our business strategy. In order to induce Mr. Silverman to join Etsy as our Chief Executive Officer, he received a one-time front-loaded equity grant. This significant grant gave Mr. Silverman a meaningful equity stake in Etsy that aligned his interests with those of our stockholders. Mr. Silverman is not eligible to receive additional equity awards until May 2021. In addition, once the new management team was in place, the Compensation Committee made a one-time mid-year modification to our 2017 annual cash incentive program performance targets to better align the 2017 annual incentive program with the new business strategy and to incentivize the performance and retention of our executive officers and other participants, who were critical to the successful execution of Etsy’s new business strategy and turnaround.

The investors we spoke with acknowledged that they understood these one-time steps were taken in light of the exigent circumstances related to our 2017 strategic and management transition. Investors also encouraged Etsy to continue to drive accountability and results through a robust pay-for-performance approach to executive compensation. Since 2017, we have not made additional front-loaded grants and have not modified our annual cash incentive program targets mid-year and, based on investor feedback, we do not intend to do so within our current executive compensation program. In addition, the Compensation Committee will consider including performance-based equity awards in our executive compensation program in the future.

The Board of Directors and the Compensation Committee value the opinions of our stockholders and will continue to consider the voting outcome of future say-on-pay proposals and investor feedback received throughout the year when making compensation decisions for our executive officers.

Corporate Governance Matters

We also had discussions with investors regarding our corporate governance practices, including our classified board and supermajority vote provisions, which we believe negatively impacted the 2018 vote level for Melissa Reiff, our only incumbent director nominee. These corporate governance provisions are frequently adopted by newly public companies and were implemented by our Board of Directors at the time of our initial public offering in 2015. We are aware that these governance provisions can be unpopular with stockholders, so we do not maintain them lightly. These provisions are intended to provide value to Etsy and our investors by protecting our ability to

8	2019 Proxy Statement	Etsy

build for the future, particularly as a relatively new public company by providing the Board with defensive measures in the event of an unsolicited takeover attempt.

We believe that these provisions are serving their intended purpose for Etsy and support our Board’s view that effective corporate governance is not one-size-fits-all. For example, 2017 was a transformational year for Etsy as we appointed a new Chief Executive Officer, Chief Financial Officer, Chief Technology Officer, and General Counsel. The new management team identified and began implementing a new business strategy and key initiatives that have turned around our business and generated total stockholder returns of 128% in 2018. The growth of our business has also created economic opportunity for our sellers and enabled Etsy to establish rigorous economic, social, and ecological impact goals while advancing and complementing our business strategy. We further believe that the turnaround of our business demonstrates clearly that our Board of Directors is highly active and engaged and has been willing to make hard decisions that it believes are in the best interests of our stakeholders and mitigates the theoretical concerns regarding poor accountability and entrenchment that are often cited as potential downsides to these governance provisions.

In addition, we believe that we are still in the early innings of realizing our market opportunity to own special purchase occasions and that we have exciting work ahead, which demonstrates the ongoing value of these governance provisions to Etsy and our stakeholders. We want to protect our ability to build for the future with provisions that are important to us today. At the same time, the Board understands that governance structures that work well today may change over time. We value the candid feedback we’ve received from investors and note that no investor we met with last year suggested that we should promptly eliminate our classified board and supermajority vote provisions. We intend to continue to keep open minds and seek broad-based investor input about our corporate governance provisions. As a result of our 2018 investor discussions, our Board of Directors and Nominating & Corporate Governance Committee commit to reviewing and assessing our classified board and supermajority vote provisions annually to ensure that they remain appropriate and valuable to Etsy and our stockholders as we grow and mature as a public company.

2019 Engagement Program

We plan to continue our stockholder engagement program in 2019 under the Board’s oversight to further enhance and deepen our relationship with our stockholders on corporate governance, environmental, social, executive compensation and other issues of interest to investors

2019 Investor Day

We were also pleased to hold our first-ever Investor Day in March 2019 at our Brooklyn headquarters where we hosted over 100 analysts and investors in person and had over 300 financial community participants via webcast. Through informal follow-up discussions as well as a formal perception audit, we received positive feedback concerning the insights we provided regarding Etsy’s long-term strategy, insights into our buyer and seller communities, key operating initiatives, and multi-year financial targets. We look forward to continuing to build relationships with the investor community in 2019. Our discussions with investors have been productive and informative and have provided valuable feedback to our Board to help ensure that its decisions are aligned with stockholder objectives.

9	2019 Proxy Statement	Etsy

Executive Compensation

Our 2018 executive compensation program was designed to be a straightforward and thoughtful pay-for-performance approach. We target a compensation mix for our named executive officers that is weighted heavily towards variable compensation, including short-term cash incentive and long-term equity incentive compensation, that is linked to company performance and stockholder interests. As described in our proxy statement for our 2018 Annual Meeting of Stockholders, our CEO, Mr. Silverman did not receive a long-term incentive grant in 2018 in light of the front-loaded equity grant he received in May 2017 that was intended to induce him to join Etsy and provide him with a meaningful equity stake in the company that would align his interests with those of our stockholders. For a detailed discussion of our executive compensation program, please see “Compensation Discussion and Analysis” below.

We maintain the following practices that we believe help support the effectiveness of our executive compensation program.

WHAT WE DO	WHAT WE DON’T DO

We Maintain a Fully (100%) Independent Compensation Committee	We Do Not Provide our Executive Officers With Guaranteed Annual Base Salary Increases

Our Compensation Committee Retains an Independent Compensation Advisor Who Performs No Other Services for Us	We Do Not Provide Excessive Perquisites

Our Compensation Committee Conducts an Annual Executive Compensation Review, Including a Review of Its Compensation Peer Group, and a Compensation-Related Risk Assessment	We Do Not Offer Defined Benefit Retirement Programs

We Use Variable Pay, Including Long-Term Equity Awards, as a Substantial Portion of Our Executive Officers’ Target Total Direct Compensation Opportunity	We Do Not Offer Change-in-Control Excise Tax Payments or “Gross-Ups”

Our Executive Officers are Employed “At Will”	We Do Not Permit Hedging or Pledging of Our Equity Securities By Employees or Directors

We Do Not Permit Stock Option Exchanges or Re-pricings Without Stockholder Approval

10	2019 Proxy Statement	Etsy

Voting and Meeting Information

What is the purpose of this proxy statement?

We are sending you this proxy statement because the Board of Directors of Etsy, Inc. (which we refer to as “Etsy,” “we,” “us” or “our”) is inviting you to vote (by soliciting your proxy) at our 2019 Annual Meeting of Stockholders which will take place online on June 4, 2019 at 9:00 a.m. Eastern Time.

This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

We are providing access to our proxy materials over the internet, which reduces both the costs and the environmental impact of sending our proxy materials to stockholders. We mailed a Notice of Internet Availability (the “Notice”) to our stockholders (other than those who previously requested paper copies) on or about April 18, 2019.

The Notice contains instructions on how to:

•	access and view the proxy materials over the internet;

•	vote; and

•	request a paper or e-mail copy of the proxy materials.

In addition, if you received paper copies of our proxy materials and wish to receive all future proxy materials, proxy cards, and annual reports electronically, please follow the electronic delivery instructions on www.proxyvote.com. We encourage stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of the Annual Meeting.

What am I being asked to vote on?

You are being asked to vote on:

•

The election of Jonathan D. Klein and Margaret M. Smyth as Class I directors to serve until the 2022 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from the Board;

•	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

11	2019 Proxy Statement	Etsy

•	An advisory vote to approve executive compensation, which is commonly referred to as the “say-on-pay” vote.

How does the Board recommend that I vote?

Our Board recommends that you vote:

•	“FOR” the election of Jonathan D. Klein and Margaret M. Smyth as Class I directors;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019; and

•	“FOR” the approval, on an advisory basis, of executive compensation.

Who is entitled to vote at the Annual Meeting?

Stockholders as of the close of business on April 12, 2019, the record date, are entitled to vote. On the record date, there were approximately 120,159,826 shares of common stock outstanding and entitled to vote. Stockholders may cast one vote per share on all matters.

How do I vote?

If on April 12, 2019 your Etsy shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record and you can vote your shares in one of two ways: either by proxy or during the virtual Annual Meeting electronically.

If you choose to vote by proxy, you may do so:

By Internet You can vote over the internet at www.proxyvote.com by following the instructions on the Notice or proxy card;

By Telephone You can vote by telephone by calling toll-free 1 (800) 690-6903 and following the instructions on the Notice or proxy card;

By Mail You can vote by mail by signing, dating and mailing the proxy card (if you received one by mail); or

By Smartphone or Tablet Scan this QR code:

Even if you plan to attend the virtual Annual Meeting at ETSY.onlineshareholdermeeting.com (following the instructions below), we recommend that you submit your proxy in advance via one of the methods above. This way, your shares of common stock will be voted as you direct if your plans change or you are unable to attend the Annual Meeting.

12	2019 Proxy Statement	Etsy

If you want to vote your shares at the virtual Annual Meeting, you will need the control number included on your Notice or proxy card and should follow the instructions on the webcast. Note that there are additional instructions described below that will apply if you hold your shares with a broker, bank, trustee, or nominee.

If on April 12, 2019, your Etsy shares were held in an account with a broker, bank, trustee, or nominee, you will receive instructions on how to vote from your broker, bank, trustee, or nominee. Please follow those instructions in order to vote your shares. If you would like to vote your shares at the virtual Annual Meeting, you will need to obtain a valid proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.

How can I attend the Annual Meeting online?

You can attend the Annual Meeting by visiting ETSY.onlineshareholdermeeting.com, where you will be able to listen to the meeting live, submit questions, and vote online. We have decided to hold a virtual meeting because it improves stockholder access, encourages greater global participation, lowers costs compared to an in-person event, and aligns with our broader sustainability goals. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

The Annual Meeting will start at 9:00 a.m. Eastern Time on June 4, 2019. We recommend that you log in a few minutes early to ensure you are logged in when the meeting starts. Online check-in will begin at 8:45 a.m. Eastern Time, and you should allow ample time for the check-in procedures.

In order to enter the meeting, you will need the control number, which is included in the Notice or on your proxy card if you are a stockholder of record of shares of common stock, or included with your voting instruction card and voting instructions received from your broker, bank, trustee, or nominee if you hold your shares of common stock in “street name.”

Can I ask questions at the Annual Meeting?

Only stockholders of record as of the record date for the Annual Meeting and their proxy holders may submit questions or comments.

You will be able to ask questions by joining the virtual Annual Meeting at ETSY.onlineshareholdermeeting.com and typing your question in the box in the Annual Meeting portal.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or Etsy’s business and that remarks are respectful of your fellow stockholders and meeting participants. Questions may be grouped by topic by Etsy management with a representative question read aloud and answered. In addition, questions may be deemed to be out of order if they are, among other things, irrelevant to our business, repetitious of statements already made, or in furtherance of the speaker’s own personal, political, or business interests. Questions will be addressed in the Q&A portion of the Annual Meeting.

13	2019 Proxy Statement	Etsy

What if I need technical assistance accessing or participating in the virtual Annual Meeting?

If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log in page. Technical support will be available starting at 8:30 a.m. Eastern Time on June 4, 2019.

What is the deadline for voting?

If you are a stockholder of record, your ability to vote by proxy by internet or telephone will end at 11:59 p.m. Eastern Time on June 3, 2019. If you prefer to vote by mail, you should complete and return the proxy card as soon as possible, so that it is received no later than the closing of the polls at the Annual Meeting on June 4, 2019. You will also be able to vote by attending and voting at the virtual Annual Meeting on June 4, 2019. However, we recommend that you submit your proxy in advance in the event your plans change or you are unable to attend the Annual Meeting.

If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, you should vote in accordance with the instructions from your broker, bank, trustee, or nominee.

What happens if I do not vote?

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet, or online during the meeting, your shares will not be voted.

If your Etsy shares are held in an account with a broker, bank, trustee, or nominee, and you do not instruct your broker, bank, trustee, or nominee how to vote your shares, your broker, bank, trustee, or nominee may still be able to vote your shares in its discretion. In this regard, brokers, banks, and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered under applicable exchange rules to be “routine,” but not with respect to “non-routine” matters. Proposals No. 1 (Election of Directors) and No. 3 (“Say-on-Pay” vote) are considered to be “non-routine” under applicable exchange rules, meaning that your broker may not vote your shares on those proposals in the absence of your voting instructions, which would result in a “broker non-vote.” Proposal No. 2 (Ratification of Auditors), however, is considered to be a “routine” matter, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal No. 2. See “How many votes are required to approve each proposal?” below for more information. Please instruct your broker bank, trustee, or nominee to ensure that your vote will be counted.

What if I return a proxy card but do not make specific choices?

If you submit a properly signed proxy card but do not provide any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board, which are indicated above and with each proposal in this proxy statement. We know of no other business that will be presented at the Annual Meeting. However, if any other matter is properly presented at the meeting, the persons named as proxies will vote your shares using his or her best judgment.

Can I change my vote or revoke my proxy?

Yes. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you may change your vote or revoke your proxy at any time prior to the final vote at the virtual Annual Meeting on June 4, 2019 by:

•	providing a new proxy bearing a later date (which automatically revokes the earlier proxy) by internet, telephone, or mail (and until the applicable deadline for each method); or

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•	attending and voting at the virtual Annual Meeting.

Your most recent proxy submitted by proxy card, internet, or telephone is the one that will count. Your attendance at the virtual Annual Meeting by itself will not revoke your proxy if you do not also submit a proxy card or vote at the virtual Annual Meeting.

If you hold shares in an account with a broker, bank, trustee, or nominee, you may change your vote by submitting new voting instructions to your broker, bank, trustee, or nominee in accordance with the instructions they provide to you. If you have obtained a valid proxy from your broker, bank, trustee, or nominee giving you the right to vote your shares, you may change your vote by attending the virtual Annual Meeting and voting.

How many votes are required to approve each proposal?

PROPOSAL	VOTE REQUIRED TO APPROVAL	EFFECT OF ABSTENTIONS	EFFECT OF BROKER NON-VOTES*

1. Election of Directors	Each director is elected by a plurality of the votes cast. The director nominees receiving the highest number of “FOR” votes will be elected.	Not applicable	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine”

2. Ratification of Auditors	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable	Not applicable; Brokers may vote the shares if not instructed by the proxyholder, as this matter is considered “routine”

3. Advisory Vote on Executive Compensation (“Say-on-Pay” Vote)	Decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.	Not applicable	No effect; Brokers may not vote the shares if not instructed by the proxyholder, as this matter is considered “non-routine”

* A “broker non-vote” occurs when a beneficial owner of shares held by a broker, bank, trustee, or nominee does not give voting instructions to his or her broker, bank, or other securities intermediary as to how to vote on matters deemed to be “non-routine” and, as a result, the broker, bank, or other securities intermediary may not vote the shares on those matters. As discussed above, this would be the case for Proposals No. 1 and No. 3, which are considered “non-routine” matters. Therefore, we would expect broker non-votes to result from these proposals. We urge you to provide instructions so that your shares held in a stock brokerage account or by a bank or other record holder may be voted.

Who will count the votes?

Representatives of Broadridge Financial Services, Inc. will tabulate the votes and act as inspectors of election.

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What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for any business to be conducted. For our Annual Meeting, a majority of the shares entitled to vote must be present, either during the Annual Meeting, or represented by proxy. If a quorum is not present, we will not be able to conduct any business, and the Annual Meeting will be rescheduled for a later date.

Instructions to “withhold” authority to vote in the election of directors, abstentions and broker non-votes will be counted as present for determining whether or not a quorum is present.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and will report the final voting results in a current report on Form 8-K within four business days of the Annual Meeting.

Who pays for the proxy solicitation expenses?

We are soliciting proxies on behalf of our Board and will pay the related costs. As part of this process, we reimburse brokers and other custodians, nominees, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to our stockholders. Our directors, officers, and employees may also solicit proxies in person, by telephone, or by other means of communication, and will not receive any additional compensation for soliciting proxies. In addition, we have retained Saratoga Proxy Consulting, LLC at a fee estimated to be approximately $15,000, plus taxes and reasonable out-of-pocket expenses, to assist in the solicitation of proxies.

What does it mean if I receive more than one set of materials?

If you receive more than one set of materials that means you hold your shares in more than one name or account. In order to vote all of your shares, you should sign and return all of the proxy cards you receive or follow the instructions for any alternative voting procedures on the proxy cards or the Notice you receive.

How do I obtain a separate set of proxy materials or request a single set for my household?

We have adopted a practice approved by the SEC called ‘‘householding.’’ This means that stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Notice and our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure reduces printing costs, postage fees, and the environmental impact. Each stockholder who participates in householding will continue to be able to access or receive a separate proxy card.

If you prefer to receive a separate Notice, or if you currently receive multiple copies and would like to request “householding” of your communications, please contact Broadridge by phone at 1 (866) 540-7095 or by mail to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If any stockholders in your household would like to receive a separate annual report or proxy statement, please send an email to ir@etsy.com or call 1 (347) 382-7582. We will strive to promptly address your request.

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Proposal No. 1

Election of Directors

Our Board has eight members. In accordance with our amended and restated certificate of incorporation, our Board is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors are standing for election, each for a three-year term.

The Board has nominated Jonathan D. Klein and Margaret M. Smyth for election as Class I directors at the Annual Meeting.

Each director is elected by a plurality of the votes cast. The two director nominees receiving the highest number of “FOR” votes will be elected. If elected at the Annual Meeting, the nominees will serve until our 2022 Annual Meeting of Stockholders and until their successors have been elected and qualified or until they resign, die, or are removed from the Board. For information about the nominees and each director whose term is continuing after the Annual Meeting, please see “Information Regarding Director Nominees and Current Directors.”

The nominees have consented to serve as director, if elected. We have no reason to believe that any of the nominees will be unable or unwilling to serve as director. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board names one.

The Board of Directors recommends a vote “FOR” each of the director nominees named above.

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Information Regarding Director Nominees and Current Directors

Below is information regarding our director nominees and directors whose terms are continuing after the Annual Meeting.

NAME	AGE	ETSY DIRECTOR SINCE	INDEPENDENT	COMMITTEE MEMBERSHIP

Nominees for election at the 2019 Annual Meeting (Class I)

Jonathan D. Klein*	58	2011	Yes	Compensation Committee (Chair)

Margaret M. Smyth	55	2016	Yes	Audit Committee (Chair)

Directors with terms expiring at the 2020 Annual Meeting (Class II)

M. Michele Burns	61	2014	Yes	Audit Committee Nominating and Corporate Governance Committee

Josh Silverman	50	2016	No

Fred Wilson (Chair)	57	2007	Yes	Audit Committee Nominating and Corporate Governance Committee (Chair)

Directors with terms expiring at the 2021 Annual Meeting (Class III)

Gary S. Briggs	56	2018	Yes	Compensation Committee

Edith W. Cooper*	57	2018	Yes	Compensation Committee

Melissa Reiff	64	2015	Yes	Compensation Committee

*  Effective immediately after the 2019 Annual Meeting, Mr. Klein will rotate out of the role of Chair of the Compensation Committee and Ms. Reiff will step into the role of Chair. Mr. Klein will remain a member of the Compensation Committee.

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Nominees for Election to a Three-Year Term Expiring at the 2022 Annual Meeting of Stockholders

Jonathan D. Klein is co-founder and deputy chairman of Getty Images, Inc., a global digital media company. Mr. Klein has served as a member of the board of directors of Getty Images, Inc. (and its predecessor company Getty Communications) since March 1995 and served as chief executive officer from inception in March 1995 to October 2015. Mr. Klein also serves as a member of the boards of directors of Jumia Technologies (Chairman of the Board) and numerous non-profit organizations, including the Committee to Protect Journalists, the Groton School, where he serves as President, and Friends of the Global Fight Against HIV, Tuberculosis and Malaria, where he serves as chairman. Mr. Klein also serves on the board of directors of these private companies: Squarespace Inc., and Getty Investments.

Jonathan D. Klein should serve as a member of our Board due to his extensive experience with e-commerce and digital media companies and his experience as both a public company CEO and a director of a number of public and private companies.

Margaret M. Smyth has served as the U.S. chief financial officer of National Grid plc, a multinational energy company, since October 2014. Previously, Ms. Smyth was vice president of finance at ConEdison, Inc. from August 2012 through September 2014. Prior to that, Ms. Smyth served as vice president and chief financial officer of Hamilton Sundstrand, which is part of United Technologies Corp., a provider of products and services to the aerospace and building systems industries, from October 2010 to June 2011. Prior to that, she served as vice president and corporate controller of United Technologies Corp. from August 2007 to September 2010 and vice president and chief accounting officer of 3M Corporation from April 2005 to August 2007. Prior to that, Ms. Smyth served as a senior managing partner at Deloitte & Touche and Arthur Andersen. During the past five years, she served as a director of Martha Stewart Living Omnimedia and Vonage Holdings Corporation.

Margaret M. Smyth should serve as a member of our Board due to her expertise in public company finance, accounting, and strategic planning, including experience gained as a chief financial officer and chief accounting officer. In addition, she brings significant international experience and leadership through her service as an executive and director of global public companies.

Directors Continuing in Office Until the 2020 Annual Meeting of Stockholders

M. Michele Burns has served as the Center Fellow and Strategic Advisor to the Stanford Center on Longevity at Stanford University since August 2012. Ms. Burns served as the chief executive officer of the Retirement Policy Center sponsored by Marsh & McLennan Companies, Inc., an insurance brokerage and consulting firm, from October 2011 to February 2014; as chairman and chief executive officer of Mercer LLC (a subsidiary of Marsh & McLennan Companies, Inc.), a human resources consulting firm, from September 2006 to October 2011; as chief financial officer of Marsh & McLennan

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Companies, Inc. from March 2006 to September 2006; and as chief financial officer and chief restructuring officer of Mirant Corporation, an energy company, from May 2004 to January 2006. Ms. Burns joined Delta Airlines in January 1999 and served as chief financial officer from August 2000 until April 2004. She began her career at Arthur Andersen in 1981, serving ultimately as the Senior Partner, Southern Region Federal Tax Practice until December 1998. Ms. Burns is a member of the boards of directors of Cisco Systems, Inc.; Goldman Sachs Group, Inc.; and Anheuser-Busch InBev. She also serves on the boards of directors of, or as an advisor to, several private companies.

M. Michele Burns should serve as a member of our Board due to her expertise in corporate finance, accounting, governance, and strategy, including experience gained as the chief financial officer of public companies. She also brings expertise in global and operational management, including a background in organizational leadership and human resources, and experience as a public company director.

Josh Silverman has served as our President and Chief Executive Officer since May 2017 and as a member of our Board since November 2016. Prior to joining Etsy as our President and CEO, he served as the Senior Operating Advisor at Hellman & Friedman, a private equity investment firm since January 2017. In 2016, Mr. Silverman served as Executive in Residence at Greylock Partners, a venture capital firm. Prior to that, Mr. Silverman served as President of Consumer Products and Services at American Express Company from June 2011 to December 2015. Before joining American Express, he was the CEO of Skype from February 2008 to September 2010. Mr. Silverman served as CEO of Shopping.com, an eBay company, from July 2006 to February 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and CEO of Evite, Inc. He serves on the board of directors of Shake Shack Inc.

Josh Silverman should serve as a member of our Board due to his deep familiarity with our business through his tenure as CEO and his significant executive, operational, and marketing experience and expertise in building and leading online marketplaces and technology companies.

Fred Wilson has served as the Chair of our Board since May 2017, and prior to that, as our lead independent director since October 2014. Mr. Wilson has been a venture capitalist for over 30 years. He is a founder and has served as partner of Union Square Ventures, a venture capital firm, since June 2003. Mr. Wilson also serves on the boards of directors of various private companies in connection with his role at Union Square Ventures and in a personal capacity. He is a well-known thought leader on technology, venture capital, and management matters.

Fred Wilson should serve as a member of our Board due to his extensive experience with technology and social media companies and his deep understanding of our business and operations through his tenure on the Board and as one of our early investors.

Directors Continuing in Office Until the 2021 Annual Meeting of Stockholders

Gary S. Briggs served as the Vice President and Chief Marketing Officer of Facebook, Inc. from August 2013 to November 2018. Prior to joining Facebook, Mr. Briggs served in various marketing roles at Google, eBay, PayPal, and Pepsi. He previously served as a director of LifeLock, Inc. (sold to Symantec.) He also is a member of the board of directors at Petco.

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Gary S. Briggs should serve as a member of our Board because of his significant brand strategy and marketing expertise, and his executive and leadership experience, particularly in technology and e-commerce companies.

Edith W. Cooper served as Executive Vice President, Global Head, Human Capital Management of Goldman Sachs Group, Inc. from March 2008 to December 2017, and, prior to that, she held various leadership positions in Goldman Sachs’ Securities Division from 1996 to 2008. Ms. Cooper began her career in derivative sales at Bankers Trust and Morgan Stanley. She currently serves on the board of directors of Slack Technologies, Inc., the Museum of Modern Art, and Mt. Sinai Hospital.

Edith W. Cooper should serve as a member of our Board due to her extensive expertise in the human resources field, including recruiting, talent development, and executive compensation, as well as her strong financial background.

Melissa Reiff has served as Chief Executive Officer of The Container Store Group, Inc. (“TCS”), the nation’s originator and leader of the storage and organization category of retail, since July 2016. Prior to that, she served as President and Chief Operating Officer of TCS from March 2013 to June 2016, and as President of TCS from early 2006 to February 2013. She has served on the board of directors of TCS since August 2007. She is a member of the Dallas chapter of the American Marketing Association, International Women’s Foundation, and C200. She also serves on the board of Southern Methodist University’s Cox School of Business Executive Board and is a sustaining member of the Junior League of Dallas.

Melissa Reiff should serve as a member of our Board because of her significant operational experience and her expertise in retail, marketing, and merchandising, and her experience as a CEO and director of a public company.

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Information Regarding the Board and Corporate Governance

Board Leadership Structure

The Board has determined that having an independent director serve as Chair of the Board is in the best interests of our stockholders at this time. Fred Wilson has served as our non-executive Chair since May 2017, providing independent leadership and enabling Josh Silverman, our CEO, to concentrate on Etsy’s business operations.

We believe that separating the positions of Chair and CEO ensures a greater role for the independent directors in the oversight of Etsy and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board. Our Bylaws and Corporate Governance Guidelines provide the Board with flexibility to separate or combine the roles of the CEO and Chair when and if it believes it advisable and in the best interest of Etsy stockholders to do so. The Board will continue to evaluate our leadership structure periodically and make changes in the future as it deems appropriate.

Board Oversight of Risk

One of the key functions of our Board is to provide informed oversight of our risk management process. While management is responsible for the day-to-day management of the material risks we face, our Board maintains ultimate responsibility for the oversight of risk. In 2019, we formed a risk steering committee that consists of a cross-functional management team who regularly meets to review and discuss the significant risks facing Etsy and reports on those risks to the Board. The Board also oversees risk through its standing Committees, which regularly report back to the Board. For example:

•

The full Board oversees the management of risks relating to our business strategy and capital structure; our legal, regulatory, and ethical compliance program; risks relating to data privacy, technology, and information security, including cybersecurity; and our strategy and efforts relating to diversity and inclusion;

•	The Audit Committee oversees the management of risks associated with financial reporting, accounting and auditing matters, and investment guidelines;

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•	The Compensation Committee oversees the management of risks associated with executive compensation policies and programs and human capital management; and

•

The Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance matters, such as director independence, conflicts of interest, composition and organization of our Board, director succession planning, and progress against our impact strategy.

Director Independence

Our Board assesses the independence of each director at least annually and has determined that, other than Josh Silverman, all current directors and director nominees are independent in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC. Josh Silverman is not considered independent because he is our CEO. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant. The independent members of our Board hold separate regularly scheduled executive session meetings at which only independent directors are present.

In addition, our Board has determined that each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee is independent and, in the case of the Audit Committee and Compensation Committee, meets the heightened independence requirements applicable to each such Committee in accordance with the listing standards of Nasdaq and the applicable rules and regulations of the SEC.

Board Meetings

Our Board met six times during 2018. Each director attended at least 75% of the total number of 2018 meetings of the Board and of each Committee on which he or she served. We encourage all directors and director nominees to attend the Annual Meeting; however, attendance is not mandatory. All of our directors attended the 2018 Annual Meeting of Stockholders.

Board Committees

Our Board has the following standing committees: Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Members of these Committees serve until their resignation or until otherwise determined by our Board. The composition and functions of each Committee are described below. The charter of each Committee, our Corporate Governance Guidelines, and our Code of Conduct are available on our investor website (investors.etsy.com) under “Governance-Governance Documents.”

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DIRECTOR	INDEPENDENT	AUDIT COMMITTEE	COMPENSATION COMMITTEE(1)	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Gary S. Briggs	Yes

M. Michele Burns	Yes

Edith W. Cooper	Yes

Jonathan D. Klein	Yes

Melissa Reiff	Yes

Josh Silverman	No

Margaret M. Smyth	Yes

Fred Wilson	Yes

             Chair

             Member

            Financial Expert

(1)  On June 7, 2018, Fred Wilson rotated off of the Compensation Committee. Effective immediately after the 2019 Annual Meeting, Jonathan Klein will rotate out of the role of Chair the Compensation Committee and Melissa Reiff will step into the role of Chair. Jonathan Klein will remain a member of the Compensation Committee.

Audit Committee

2018 Meetings:	9
Members:	Margaret M. Smyth (Chair) M. Michele Burns Fred Wilson

As described in more detail in its charter, among other responsibilities, the Audit Committee:

•

appoints and oversees our independent registered public accounting firm, including its qualifications, independence, and performance, and pre-approves the scope and plans for audits, all audit engagement fees, and all permissible non-audit engagements;

•

reviews and discusses with management and the independent registered public accounting firm our annual audited and quarterly unaudited financial statements and annual and quarterly reports on Forms 10-K and 10-Q and related matters;

•	oversees the performance of our internal audit function;

•

oversees our procedures for the receipt, retention, and treatment of any complaints regarding accounting, internal accounting controls, or auditing matters, and for the confidential and anonymous submissions by our employees concerning questionable accounting or auditing matters;

•	reviews and oversees related person transactions; and

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•	oversees the management of risks associated with financial reporting, accounting, and auditing matters, including our guidelines and policies with respect to risk assessment and risk management.

Each member and prospective member of our Audit Committee can read and understand fundamental financial statements. Our Board has determined that M. Michele Burns and Margaret M. Smyth each qualifies as an audit committee financial expert in accordance with the applicable rules and regulations of the SEC and meets the financial sophistication requirements of Nasdaq.

Compensation Committee

2018 Meetings:	6
Members:	Jonathan D. Klein (Chair) Gary S. Briggs Edith W. Cooper Melissa Reiff

As described in more detail in its charter, among other responsibilities, our Compensation Committee:

•	oversees and reviews our compensation philosophy and strategy;

•	establishes goals and objectives relevant to compensation for the CEO and other senior officers and evaluates their performance against those goals;

•	administers our incentive plans, including approving the terms and conditions of awards;

•	recommends the form and amount of compensation to be paid to non-employee Board members;

•	oversees human capital management, including our employee talent and development programs, retention and attrition, and periodically reviewing succession planning for key roles other than the CEO; and

•

oversees the management of risks associated with our compensation policies, programs and practices, including an annual risk assessment to determine whether our compensation program encourages inappropriate risk-taking.

Effective immediately after the 2019 Annual Meeting, Mr. Klein will rotate out of the role of Chair of the Compensation Committee and Ms. Reiff will step into the role. Mr. Klein will remain a member of the Compensation Committee. Ms. Reiff’s experience in human capital management and executive compensation matters as a CEO of a public company makes her well suited for the role of Chair.

A description of the role of the compensation consultant engaged by the Compensation Committee, scope of authority of the Compensation Committee, and the role of executive officers in determining executive compensation is on page 47 under “Compensation Discussion and Analysis—How We Determine Executive Compensation.”

Nominating and Corporate Governance Committee

2018 Meetings:	2
Members:	Fred Wilson (Chair) M. Michele Burns

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As described in more detail in its charter, among other responsibilities, our Nominating and Corporate Governance Committee:

•	reviews the composition and size of the Board and makes recommendations to the Board;

•	recommends to the Board criteria for Board membership, including qualifications, qualities, skills, areas of expertise, and other relevant factors;

•	reviews and recommends to the Board the director nominees;

•	oversees the annual evaluation of the Board and each Committee;

•	reviews the composition of each Committee and recommends members and chairs;

•	reviews the structure and operations of our Committees;

•	reviews director orientation and continuing education offerings and makes recommendations, as needed;

•	oversees the management of risks associated with director independence, conflicts of interest, board composition and organization, and director succession planning; and

•	periodically reviews our progress against our economic, social and ecological impact goals.

Compensation Committee Interlocks and Insider Participation

During 2018, Gary S. Briggs, Edith W. Cooper, Fred Wilson, Jonathan D. Klein, and Melissa Reiff served on our Compensation Committee. No member of the Compensation Committee had served as one of our officers or employees at the time that they were a member of the Compensation Committee. During 2018, none of our executive officers served as a member of the board of directors or as a member of a compensation committee of any other company that has an executive officer serving as a member of our Board or Compensation Committee.

Director Nomination Process

Although the Nominating and Corporate Governance Committee has the authority to recommend prospective director candidates for the Board’s consideration, the Board retains the ultimate authority to nominate a candidate for election by the stockholders as a director or to fill any vacancy.

Identifying and Evaluating Nominees

When identifying and evaluating potential director nominees, including current members of the Board who are eligible for re-election, the Nominating and Corporate Governance Committee seeks a balance of knowledge, experience, and capability on the Board and may consider the following:

•	the current size and composition of the Board and the needs of the Board and Board committees;

•	high integrity and adherence to our values;

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•	qualities such as character, judgment, independence, relationships, experience, length of service, and the like;

•	commitment to enhancing long-term stockholder value;

•	diversity of backgrounds, which is construed broadly to include differences of viewpoint, age, skill, gender, race, and other individual characteristics;

•	financial literacy or financial expertise or other requirements as may be required by applicable rules;

•	sufficiency of time to carry out their Board and committee duties;

•	the range of expertise and experience of the Board at the policy-making level in business, government, or technology and in areas relevant to our business; and

•	other factors, including conflicts of interest or competitive issues.

Stockholder Recommendations and Nominees

The Nominating and Corporate Governance Committee will consider stockholder recommendations, so long as they comply with applicable law, our Bylaws, and the procedures described below. Stockholder recommendations for candidates to the Board must be received in writing by December 31st of the year prior to the year in which the recommended candidates will be considered for nomination at the next Annual Meeting of Stockholders and sent to our headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, to the attention of our General Counsel and Secretary. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Etsy within the last three years, and evidence of the recommending person’s ownership of Etsy stock. Recommendations must also include a statement from the recommending stockholder in support of the candidate that addresses the criteria for Board membership, personal references, and confirmation of the candidate’s willingness to serve.

The Nominating and Corporate Governance Committee will review the qualifications of any candidate recommended by stockholders in accordance with the criteria described above. In addition, in the Nominating and Corporate Governance Committee’s discretion, its review may include interviewing references, performing background checks, direct interviews with the candidate, or other actions it deems necessary or proper.

Stockholders may also nominate candidates for election to our Board by following the procedures described in our Bylaws.

Communications with the Board

Stockholders or other interested parties may contact the Board or one or more of our directors with issues or questions about Etsy, by mailing correspondence to our General Counsel and Secretary at our Brooklyn headquarters, Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201. Our legal team will review incoming communications directed to the Board and, if appropriate, will forward such communications to the appropriate member(s) of the Board or, if none is specified, to the Chair of the Board. For example, we will generally not forward a communication that is primarily commercial in nature, is improper or irrelevant, or is a request for general information about Etsy.

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Director Compensation

The following table discloses compensation received by our non-employee directors during 2018 pursuant to our non-employee director compensation program.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	Total Compensation ($)

Gary S. Briggs	5,833	137,683	131,231	274,747

M. Michele Burns	22,000	101,259	92,512	215,771

Edith W. Cooper	5,833	137,683	131,231	274,747

Jonathan D. Klein	20,000	101,259	92,512	213,771

Melissa Reiff	5,000	101,259	92,512	198,771

Margaret M. Smyth	18,000	101,259	92,512	211,771

Fred Wilson	25,000	101,259	192,521	318,780

(1)  Gary S. Briggs and Edith W. Cooper joined our Board effective April 5, 2018. The amounts in this column include pro-rated fees for these directors based on the number of whole months that each has served on our Board before our 2018 Annual Meeting.

(2)  The value disclosed is the aggregate grant date fair value of 3,029 restricted stock units (“RSUs”) granted to each of M. Michele Burns, Jonathan D. Klein, Melissa Reiff, Margaret M. Smyth, and Fred Wilson, each as an incumbent director in 2018, and 4,541 RSUs granted to each of Gary S. Briggs and Edith W. Cooper, each as a new director in 2018, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 16—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that accompanies this proxy statement. The number of RSUs granted is calculated by Etsy using the average closing price of Etsy’s common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days up to and including the grant date.

(3) The aggregate number of RSUs and stock options held by each director listed in the table above as of December 31, 2018 was as follows:

	RSUs (#)	Stock Options (#)

Gary S. Briggs	4,541	9,728

M. Michele Burns	3,029	108,287

Edith W. Cooper	4,541	9,728

Jonathan D. Klein	3,029	32,682

Melissa Reiff	3,029	43,209

Margaret M. Smyth	9,673	48,856

Fred Wilson	3,029	14,378

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(4)  The value disclosed is the grant date fair value of an option to purchase 6,909 shares granted to each of M. Michele Burns, Jonathan D. Klein, Melissa Reiff, and Margaret M. Smyth, each as an incumbent director in 2018, an option to purchase 14,378 shares granted to Fred Wilson, as an incumbent director and Chair of our Board in 2018, and an option to purchase 9,728 shares granted to each of Gary S. Briggs and Edith W. Cooper, each as a new director in 2018, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the grant date fair value are set forth in Note 16—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that accompanies this proxy statement.

Non-Employee Director Compensation Program

The Compensation Committee reviews pay levels for non-employee directors at least annually with assistance from Compensia, Inc. a national compensation consulting firm (“Compensia”), who prepares a comprehensive assessment of our non-employee director compensation program. That assessment includes reviewing director compensation against the same peer group used for executive compensation purposes, an update on recent trends in director compensation, and a review of related corporate governance best practices.

New Director Retainer

Under our non-employee director compensation program, each new non-employee director who joins our Board, which included Gary S. Briggs and Edith W. Cooper in 2018, is granted equity compensation (50% in stock options and 50% in RSUs) with an aggregate fair value at the time of grant of $262,500 on the first business day of the month following the month in which his or her appointment to the Board became effective. Equity awards for new directors will vest in equal annual installments on the first three anniversaries of the grant date if the director has served continuously as a member of our Board through the applicable vesting date. In addition, equity awards for new directors will vest in full in the event that we are subject to a change in control or upon certain other events. A director who receives a new director equity grant is not eligible to receive an annual equity compensation grant described below in the same calendar year.

Incumbent Director Annual Retainer

Each year, on the date of our Annual Meeting, each incumbent non-employee director is granted equity compensation (50% in stock options and 50% in RSUs) with an aggregate fair value at the time of grant of approximately $185,000. Further, the Chair of our Board, each year on the date of our Annual Meeting, is granted additional equity compensation (100% in stock options) with an aggregate fair value at the time of grant of approximately $100,000. These equity awards vest in full on the date of the following Annual Meeting if the director has served continuously as a member of our Board through the date of that meeting. In addition, these annual retainer equity awards will vest in full in the event that we are subject to a change in control or upon certain other events. A director is not eligible to receive an annual retainer award if he or she has already received a new director equity grant in the same calendar year as a result of joining the Board.

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Additional Director Retainers

In addition to the equity awards described above, our non-employee directors receive annual cash retainers in the amounts described below for their Board committee service. These retainers are paid in full in cash within 30 days of our Annual Meeting, unless otherwise determined by the Board or Compensation Committee. These cash payments are pro-rated for any new director based on the number of whole months that the new director serves on our Board before the Annual Meeting.

Role	Annual Cash Payments ($)

Audit Committee Chair	18,000

Audit Committee Member	9,000

Compensation Committee Chair	10,000

Compensation Committee Member	5,000

Nominating and Corporate Governance Committee Chair	6,000

Nominating and Corporate Governance Committee Member	3,000

Member of any other Committee constituted by the Board	40,000 unless otherwise determined by the Board or Compensation Committee

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Audit Committee Report

Etsy’s Audit Committee is comprised entirely of independent directors who meet the independence requirements of the Listing Rules of the Nasdaq Stock Market and the SEC. The Audit Committee operates pursuant to a charter that is available on the Investor Relations section of our website: https://investors.etsy.com.

The principal purpose of the Audit Committee is to assist the Board in its oversight of our accounting practices, system of internal controls, audit processes, and financial reporting processes. The Audit Committee is responsible for appointing and retaining our independent auditor and approving the audit and non-audit services to be provided by the independent auditor. The Audit Committee’s function is more fully described in its charter.

Management is responsible for preparing our financial statements and ensuring they are complete and accurate and prepared in accordance with generally accepted accounting principles. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, was responsible for performing an independent audit of our Consolidated Financial Statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and as to the effectiveness of our internal control over financial reporting.

In performing its responsibilities, the Audit Committee has:

•	reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2018;

•

discussed with our independent registered public accounting firm, PwC, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, adopted by the Public Company Accounting Oversight Board (the “PCAOB”); and

•

received the written disclosures and the letter from PwC required by the applicable PCAOB requirements for the independent accountant communications with audit committees concerning auditor independence, and has discussed with PwC its independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted by:

Margaret M. Smyth (Chair)

M. Michele Burns

Fred Wilson

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Proposal No. 2

Ratification of the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has appointed PwC as our independent registered public accounting firm for 2019 and recommends that stockholders vote to ratify the appointment. Although we are not required by law to obtain such ratification from our stockholders, we believe it is good practice to do so. If our stockholders do not ratify the appointment of PwC, the Audit Committee may reconsider its appointment. The Audit Committee, in its discretion, may appoint a new independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Etsy and our stockholders.

PwC has audited our consolidated financial statements since 2012. A representative of PwC will be present at our Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

This proposal is decided by a majority of the votes cast. This proposal will be approved if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal.

Fees and Services

The following table presents fees for professional audit services and other services rendered to us by PwC for the fiscal years ended December 31, 2018 and December 31, 2017.

	YEAR ENDED DECEMBER 31,
	2018	2017
	(in thousands)

Audit Fees	$3,108	$2,374

Audit-Related Fees	119	50

Tax Fees	341	391

Other Fees	111	71

Total Fees	$3,679	$2,886

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Audit Fees. These amounts consist of fees and expenses for professional services necessary to perform an audit or review in accordance with the standards of the PCAOB, including services rendered for the audit of Etsy’s annual financial statements and review of quarterly financial statements. These amounts also include fees for services that are normally incurred in connection with regulatory filings, such as comfort letters, consents, and review of documents filed with the SEC, and service fees related to specific transactions and events that occurred in each period, such as the convertible debt agreement and asset acquisition in 2018, and restructuring initiatives in 2017.

Audit-related Fees. These amounts consist of the aggregate fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include fees related to due diligence services and fees associated with the implementation of Accounting Standards Codification (“ASC”) 842, Leases in 2018, and in 2017, the implementation of ASC 606, Revenue from Contracts with Customers.

Tax Fees. These amounts consist of fees for tax compliance, tax planning, and tax advice. Corporate tax services encompass a variety of permissible services, including technical tax advice related to U.S. and international matters, assistance with foreign income and withholding tax matters, and assistance with tax audits.

Other Fees. These amounts consist of the aggregate fees for other services performed or provided by PwC not included in the categories above. These amounts include fees for PwC’s review of our sustainability and diversity data and subscriptions to online accounting reference material.

Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve all audit and non-audit services performed by PwC to ensure that the provision of such services does not impair the public accounting firm’s independence. The Audit Committee pre-approved all of the services described above.

The Board of Directors recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for 2019.

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Executive Officers

Below is information regarding each of our current executive officers. Our executive officers serve at the discretion of our Board. There are no family relationships among any of our directors or executive officers.

NAME	AGE	POSITION

Josh Silverman	50	President and Chief Executive Officer

Mike Fisher	50	Chief Technology Officer

Rachel Glaser	57	Chief Financial Officer

Kruti Patel Goyal	42	SVP, Product

Raina Moskowitz	36	SVP, People, Strategy and Services

Jill Simeone	52	General Counsel and Secretary

Josh Silverman has served as our President and Chief Executive Officer since May 2017 and as a member of our Board since November 2016. Prior to joining Etsy as our President and CEO, he served as the Senior Operating Advisor at Hellman & Friedman, a private equity investment firm since January 2017. In 2016, Mr. Silverman served as Executive in Residence at Greylock Partners, a venture capital firm. Prior to that, Mr. Silverman served as President of Consumer Products and Services at American Express Company from June 2011 to December 2015. Before joining American Express, he was the CEO of Skype from February 2008 to September 2010. Mr. Silverman served as CEO of Shopping.com, an eBay company, from July 2006 to February 2008 and, prior to that, in various executive roles at eBay. Mr. Silverman was also co-founder and CEO of Evite, Inc. He serves on the board of directors of Shake Shack Inc.

Mike Fisher has served as our Chief Technology Officer since July 2017. Prior to joining Etsy, he was the co-founder of AKF Partners, a technology consulting company, from February 2008 to July 2017. Prior to that, Mr. Fisher served as an executive at a number of technology companies, including as the Chief Technology Officer of Quigo, a startup internet advertising company, and as Vice President, Engineering & Architecture for PayPal, Inc., an eBay company. Prior to PayPal, he served in various technology roles at General Electric. Mr. Fisher is also an Adjunct Professor at Case Western Reserve University’s School of Management, and has authored multiple books on the subject of scalability. Mr. Fisher has also served as a Captain and pilot in the U.S. Army.

Rachel Glaser has served as our Chief Financial Officer since May 2017. Prior to joining Etsy, she was Chief Financial Officer of Leaf Group, a diversified Internet company that owns and operates marketplace and media businesses, since April 2015. From January 2012 to March 2015, Ms. Glaser served as Chief Financial Officer of Move, Inc. (operator of Realtor.com®), an online network of websites for real estate search and home enthusiasts, and Ms. Glaser helped lead the sale of Move, Inc. to News Corporation, a diversified media and information services company, in November 2014. From April 2008 to November 2011, Ms. Glaser served as Chief Operating and Financial

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Officer of MyLife.com, a subscription-based people search business, and from May 2005 to April 2008, she was the Senior Vice President of Finance at Yahoo! Inc. Between 1986 and 2005, Ms. Glaser held finance and operations positions of increasing responsibility at The Walt Disney Company and was Vice President of Operations and Business Planning for the Consumer Products group at the time of her departure. From August 2010 to July 2014, Ms. Glaser served on the board of directors of Sport Chalet, Inc., a full service specialty retailer. Since January 2018, Ms. Glaser has served on the board of The New York Times Company.

Kruti Patel Goyal has served as our Senior Vice President, Product since August 2018. Ms. Patel Goyal joined Etsy in February 2011 and has held many senior leadership roles, including General Manager of Seller Services, leading our Business & Corporate Development function, leading our International team, and leading our Marketplace Integrity and Trust & Safety teams. Before joining Etsy, Ms. Patel Goyal worked in strategy and business development at Viacom, focused on digital media growth, and at (RED), a global marketing company that raises funds to fight AIDS in Africa. Ms. Patel Goyal began her career at Morgan Stanley and General Atlantic Partners with a focus on media, telecom and technology businesses.

Raina Moskowitz has served as our Senior Vice President of People, Strategy, and Services since April 2018. Prior to joining Etsy, she spent 13 years at American Express Company, where she held multiple leadership roles in product, strategy, operations and marketing, most recently, leading the U.S. Customer Marketing team. Ms. Moskowitz formerly served as the Annual Fundraising Gala Co-Chair for the Women’s Venture Fund, focused on advising and empowering female entrepreneurs in NYC.

Jill Simeone has served as our General Counsel and Secretary since January 2017. Prior to joining Etsy, Ms. Simeone was the Vice President, Senior Counsel, and Assistant Secretary at American Express Global Business Travel, where she led the legal side of their mergers and acquisitions program from January 2016 to January 2017. Prior to that, she served as the General Counsel and Chief Compliance Officer at KCAP Financial, Inc., a publicly traded financial services company, from July 2013 to January 2016. Before joining KCAP Financial, she was an attorney at American Express advising on divestitures and investments in technology startups from January 2013 to June 2013. Prior to American Express, she served as the General Counsel at Roadify from January 2012 through December 2012. From 1999 to 2011 Ms. Simeone served as U.S. General Counsel and then North America General Counsel of CEMEX, a multinational building materials company.

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Executive Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section is intended to provide our stockholders with a clear understanding of our compensation philosophy, objectives and practices; our compensation-setting process; our executive compensation program components; and the decisions made with respect to the 2018 compensation of each of our named executive officers (“NEOs”). For 2018, our NEOs were:

•	Josh Silverman, President and Chief Executive Officer;

•	Rachel Glaser, Chief Financial Officer;

•	Mike Fisher, Chief Technology Officer;

•	Jill Simeone, General Counsel and Secretary; and

•	Linda Findley Kozlowski, Former Chief Operating Officer.

Executive Summary

Business Overview

Etsy is the global two-sided marketplace for unique and creative goods. Our mission is to “Keep Commerce Human,” and we’re committed to using the power of business and technology to strengthen communities and empower people around the world. We connect creative entrepreneurs with thoughtful consumers looking for items that are intended to be special, reflect their sense of style, or represent a meaningful occasion.

As of December 31, 2018, our platform connected 2.1 million active Etsy sellers to 39.4 million active Etsy buyers, in nearly every country in the world. Our sellers are the heart and soul of Etsy, and our technology platform allows our sellers to turn their creative passions into economic opportunity. We have a seller-aligned business model: we make money when our sellers make money. We offer our sellers a marketplace with millions of buyers along with a range of seller tools and services that are specifically designed to help our creative entrepreneurs generate more sales and scale their businesses.

2018 Performance Highlights

•

Gross merchandise sales—GMS grew by 20.8% year-over-year to $3.9 billion, up from $3.3 billion in 2017, with 35% of GMS coming from transactions where an Etsy buyer, an Etsy seller, or both, were located outside of the United States.

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•	Revenue—Revenue increased by 36.8% year-over-year to a total of $603.7 million, up from $441.2 million in 2017, led by Marketplace revenue growth of 35.2%.

•	Net income—Net income was $77.5 million compared with $81.8 million in 2017.

•

Non-GAAP Adjusted EBITDA—Non-GAAP Adjusted EBITDA was $139.5 million representing an increase of 74.4% year-over-year, compared to $80.0 million in 2017. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 23.1%, compared to 18.1% in 2017. See “Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated in accordance with GAAP.

•	Active Sellers and Active Buyers—Our active seller community grew to 2.1 million (up 9.4% from 2017) and our active buyer community grew to 39.4 million (up 18.2% from 2017).

2018 Executive Compensation Highlights

Our 2018 executive compensation program was designed to be a straightforward and thoughtful pay-for-performance approach. The principal components of compensation for our NEOs were determined considering the items described below under “Factors Used in Determining Executive Compensation.”

Compensation for our NEOs was reflective of our strong financial performance. Our 2018 annual cash incentive program resulted in an aggregate corporate performance percentage of 158% based on the strong achievement of GMS, Revenue and Adjusted EBITDA performance levels.

As described in our proxy statement for our 2018 Annual Meeting of Stockholders, our CEO, Mr. Silverman did not receive a long-term incentive grant in 2018 in light of the front-loaded equity grant he received in May 2017 that was intended to induce him to join Etsy and provide him with a meaningful equity stake in the company that would align his interests with those of our stockholders. Mr. Silverman’s offer letter states that he is not eligible to receive additional equity grants until May 2021.

Stockholder Outreach

Stockholders approved our 2018 say-on-pay proposal with 59% of the votes cast in favor of the proposal, which was a significant departure from our 2017 say-on-pay proposal that was approved with over 96% of the votes cast. In response to the 2018 say-on-pay vote, we conducted an extensive outreach initiative seeking feedback from Etsy investors to better understand their views regarding Etsy’s compensation program and practices. We reached out to stockholders representing approximately 50% of our common stock outstanding and held discussions with stockholders representing nearly 33% of our common stock outstanding (some investors declined our invitation to engage). Several meetings included a member of our Board of Directors—either a representative from the Compensation Committee or our Board Chair. Based on feedback from investors and others, the Compensation Committee (the “Committee”) believes the lower say-on-pay vote last year was primarily due to one-time events in mid-2017 related to the turnaround of our business. In 2017, our Board of Directors made deliberate and important decisions to change our management team and redirect our business strategy. In order to induce Mr. Silverman to join Etsy as our Chief Executive Officer, he received a one-time front-loaded equity grant. This significant grant gave Mr. Silverman a meaningful equity stake in Etsy that aligned

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his interests with those of our stockholders. Mr. Silverman is not eligible to receive additional equity awards until May 2021. In addition, once the new management team was in place, the Committee made a one-time mid-year modification of our 2017 annual cash incentive program performance targets to better align the 2017 annual incentive program with the new business strategy and to incentivize the performance and retention of our executive officers and other participants, who were critical to the successful execution of Etsy’s new business strategy and turnaround.

The investors we spoke to acknowledged that they understood these one-time steps were taken in light of the exigent circumstances related to our 2017 strategic and management transition. Investors also encouraged Etsy to continue to drive accountability and results through a robust pay for performance approach to executive compensation. Since 2017, we have not made additional front-loaded grants and have not modified our annual cash incentive program targets mid-year and, based on investor feedback, we do not intend to do so within our current executive compensation program. In addition, the Committee will consider including performance-based equity awards in our executive compensation program in the future.

The Board of Directors and the Committee value the opinions of our stockholders and will continue to consider the voting outcome of future say-on-pay proposals and investor feedback received throughout the year when making compensation decisions for our executive officers.

For a more detailed discussion of our stockholder engagement, please see “Proxy Statement Summary — Stockholder Engagement.”

Key Components and Design of the Executive Compensation Program

ELEMENT	TYPE	PRIMARY OBJECTIVE	REWARD REALIZED ON ACHIEVEMENT OF

Base Salary	Fixed	Attract and Retain	Service

Annual Cash Incentive	Variable	Short-Term Company and Individual Performance	Revenue, Adjusted EBITDA Margin, GMS, Individual Goals

Long-Term Incentive	Variable	Stockholder Alignment and Long-term Value Creation	Stock Price

We also provide post-employment compensation payments and benefits and other benefits, such as health and wellness benefits, management coaching, skills workshops and training, and a Section 401(k) plan and match. Our executive officers generally participate in the standard employee benefit plans and programs available to our other employees.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including our NEOs. Generally, although the Committee seeks to set base salaries at competitive levels, the actual positioning of executive officer base pay will also be based on the Committee’s assessment of the factors described in the section titled “Factors Used in Determining Executive Compensation.” The 2018 base salary decisions are described below as part of the holistic presentation of each NEO’s 2018 target total compensation.

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Annual Cash Incentive Program

Overview

Our annual cash incentive program is intended to reward participants for the achievement of our short-term financial and operational objectives and their individual performance. For 2018, annual cash incentive award payments were based 70% on the achievement of corporate performance objectives and 30% on the achievement of individual performance objectives, except in the case of our CEO, whose annual cash incentive award payment was based 80% on the achievement of corporate performance objectives and 20% on the achievement of individual performance objectives, reflecting his greater responsibility for our overall performance.

Target Annual Cash Incentive Opportunities

The Committee reviews the target annual cash incentive award opportunities (which are expressed as a percentage of annual base salary) of our executive officers each year as part of its annual executive compensation review and makes adjustments after considering the factors described below in “Factors Used to Determine Executive Compensation.” Generally, the Committee seeks to set the target annual cash incentive award opportunities of our executive officers so that target total cash compensation (the sum of annual base salary and the target annual cash incentive award opportunity) is at a competitive level, when considering our Compensation Peer Group (as defined below) but did not target a specific percentile of our Peer Group in 2018.

2018 Corporate Performance Objectives

In March 2018, the Committee selected revenue, adjusted EBITDA margin, and GMS as the corporate performance objectives for our 2018 annual cash incentive program, which is consistent with prior years. Targets for all three measures require meaningful year-over-year performance. The Committee selected revenue and adjusted EBITDA margin because it believes that these measures provide a balance between generating revenue, managing our expenses and growing our business, thereby directly influencing the creation of long-term value for our stockholders. The Committee selected GMS because it believes that it is an indicator of the success of Etsy sellers, the satisfaction of Etsy buyers, the health of our ecosystem and the scale and growth of our business, and, therefore, one of our key performance measures. If the target performance level was achieved, the annual cash incentive program would pay out at 90%, which the Committee believed to be the appropriate payout for that level of achievement.

Financial Performance Measure	Weighting	Threshold Performance Level (75% Payment of Financial Performance Component)	Target Performance Level (90% Payment of Financial Performance Component)	Stretch Performance Level (150% Payment of Financial Performance Component)	Kicker Performance Level (180% Payment of Financial Performance Component)

Revenue	40%	$533,889,205	$573,599,972	$600,073,817	$605,368,586

Adjusted EBITDA Margin	20%	20.0%	23.1%	25.0%	25.5%

GMS	40%	$3,709,114,463	$3,774,186,646	$3,871,794,922	$3,904,331,014

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Achievement of 2018 Corporate Performance Objectives

In March 2019, the Committee determined our actual performance with respect to the corporate performance measures for the 2018 annual cash incentive program resulted in an aggregate corporate performance percentage of 158% based on the following achievements:

Financial Performance Measure	Target Performance Level	2018 Actual Performance	Resulting Payout

Revenue	$573,599,972	$603,693,000	171%

Adjusted EBITDA Margin	23.1%	23.1%	90%

GMS	$3,774,186,646	$3,931,744,577	180%

For 2019, we will continue to use GMS, revenue, and adjusted EBITDA margin for our annual cash incentive program, as we continue to believe these are the performance metrics that best reflect the success of our business. GMS will be weighted 40% and revenue and adjusted EBITDA margin will each be weighted 30%.

2018 Individual Performance

In March 2019, the Committee also reviewed each NEO’s individual performance, considered our CEO’s recommendations with respect to the individual performance of our other NEOs, and determined a performance achievement percentage for each NEO. A portion of each NEO’s actual 2018 annual cash incentive payment was based on the evaluation of each NEO’s individual performance achievements, as described below.

Annual Cash Incentive Award Payments

The actual cash incentive award payments earned by our NEOs under the 2018 annual cash incentive program ranged from 146% to 160% of each individual’s target annual cash incentive award opportunity, as further described below under “Individual NEO Decisions.”

Long-Term Incentive Awards

We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. We provide long-term equity incentive compensation opportunities to help align the interests of our executive officers, including our NEOs, with the long-term interests of our stockholders. We believe that equity awards in the form of stock options and RSUs encourage a long-term focus and decision-making that is consistent with our mission and strategic goals. We also grant equity awards to attract, motivate, and retain executive talent.

Typically, the Committee grants stock options and/or RSUs to newly-hired executive officers, in connection with promotions, as a reward for superior performance and/or for retention purposes. In addition, our NEOs typically receive annual equity awards. Generally, when determining the type and size of a grant, the Committee seeks to be competitive, but did not target a specific percentile of our Peer Group in 2018.

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2018 NEO Compensation Decisions

Below are summaries of the Committee’s decisions about 2018 compensation for each of our NEOs. As described below, when making the 2018 compensation decisions, the Committee focused primarily on the factors set forth in the section titled “Factors Used in Determining Executive Compensation” and the details noted below for each NEO.

President and Chief Executive Officer

Josh Silverman

In 2018, Mr. Silverman received the following compensation and benefits:

•

Base Salary: $400,000, increased from $375,000 in March 2018 in light of his job responsibilities and performance and peer group comparisons. In March 2019, the Committee increased Mr. Silverman’s base salary from $400,000 to $500,000 again in light of his job responsibilities and performance and peer group comparisons.

•

Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 100% of base salary, based 80% on the achievement of corporate performance objectives and 20% on individual performance. The actual 2018 performance bonus paid was $640,000, reflecting 160% of target bonus. To determine the individual component of Mr. Silverman’s bonus, which was assessed at 168% of target, the Committee considered Mr. Silverman’s overall leadership of our organization and his performance with respect to developing and executing our 2018 operating plan priorities and delivering strong financial results. In particular, it acknowledged his success in improving the product experience, executing a revised fee structure, evolving internal infrastructure and processes, developing a 2019 operating plan and long-term strategy, staffing our senior leadership and engineering teams, improving diversity, and bringing our employee attrition rate below industry benchmark. In March 2019, the Committee determined that Mr. Silverman’s target bonus should remain at 100% of base salary.

•

Long-Term Incentive: Mr. Silverman did not receive an equity award in 2018. In May 2017, the Committee granted Mr. Silverman an equity award, in the form of stock options and RSUs, that was purposefully front-loaded to induce Mr. Silverman to join Etsy and to provide Mr. Silverman with a meaningful equity stake in the company that would align his interests with those of our stockholders. As a result, Mr. Silverman’s offer letter states that he is not eligible to receive additional equity grants until May 2021.

Chief Financial Officer

Rachel Glaser

In 2018, Ms. Glaser received the following compensation and benefits:

•	Base Salary: $375,000. The Committee did not increase Ms. Glaser’s base salary from the level determined in connection with her May 2017 offer letter. In March 2019, the Committee

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increased Ms. Glaser’s base salary from $375,000 to $400,000 in light of her job responsibilities and performance and peer group comparisons.

•

Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 75% of base salary, based 70% on the achievement of corporate performance objectives and 30% on individual performance. The actual 2018 performance bonus paid was $410,000, reflecting 146% of target bonus. To determine Ms. Glaser’s individual performance portion of her bonus, which was assessed at 115% of target, the Committee considered Ms. Glaser’s performance with respect to developing and executing our 2018 operating plan priorities and delivering strong financial results, and strengthening our finance organization, particularly in deepening its integration into the business. In addition, the Committee noted her leadership in the 2019 annual planning process, and enhanced forecasting and overall financial management. In March 2019, the Committee determined that Ms. Glaser’s target bonus should remain at 75% of base salary.

•

Long-Term Incentive: In March 2018, we granted Ms. Glaser an equity award with a value of $1,250,000, 50% in stock options and 50% in RSUs. The Committee believed the mix of options and RSUs was appropriate in order to align with stockholder interests. The options and RSUs vest in eight equal semi-annual installments, beginning on October 1, 2018, provided she remains in service with us on each vesting date.

•

Travel Reimbursement: Pursuant to Ms. Glaser’s offer letter, Ms. Glaser was entitled to a travel allowance, in connection with her relocation from Los Angeles, of up to $3,000 per month, grossed up for tax purposes, through April 2018 for her travel between New York and Los Angeles. In 2018, the Committee extended her travel allowance, without a tax gross-up, from May 2018 through April 2019. In 2019, the Committee extended this benefit in the form of a $36,000 travel allowance to cover travel between New York and Los Angeles from May 2019 through April 2020.

Chief Technology Officer

Mike Fisher

In 2018, Mr. Fisher received the following compensation and benefits:

•

Base Salary: $325,000. The Committee did not increase Mr. Fisher’s base salary in 2018 from the level determined in connection with his July 2017 offer letter. In March 2019, the Committee increased Mr. Fisher’s base salary from $325,000 to $400,000 in light of his job responsibilities and performance and peer group comparisons.

•

Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 75% of base salary, based 70% on the achievement of corporate performance objectives and 30% on individual performance. The actual 2018 performance bonus paid was $360,000, reflecting 148% of target bonus. To determine Mr. Fisher’s individual performance percentage, which was assessed at 125% of target, the Committee considered Mr. Fisher’s overall leadership of our organization and his performance with respect to delivery of our 2018 financial plan while maintaining strong site availability. In addition, the Committee noted his success in leading our migration to the cloud, staffing our engineering teams, and bringing the engineering attrition rate below industry benchmark. In March 2019, the Committee determined Mr. Fisher’s target bonus should remain at 75% of base salary.

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•

Long-Term Incentive: Mr. Fisher did not receive an equity award in 2018 in light of the sign-on equity awards he received in August 2017, which were intended to induce him to join the company and to align his interests with those of our stockholders.

•	Travel Allowance: In 2019, the Committee provided Mr. Fisher with a $36,000 travel allowance to cover travel between New York and Ohio from May 2019 through April 2020.

General Counsel and Secretary

Jill Simeone

In 2018, Ms. Simeone received the following compensation and benefits:

•

Base Salary: $325,000. The Committee did not increase Ms. Simeone’s base salary from the level determined in January 2017. In March 2019, the Committee increased Ms. Simeone’s base salary from $325,000 to $355,000 in light of her job responsibilities and performance and peer group comparisons.

•

Annual Incentive: Eligibility to participate in Etsy’s management cash incentive plan with a target bonus of 60% of base salary, based 70% on the achievement of corporate performance objectives and 30% on individual performance. The actual 2018 performance bonus paid was $290,000, reflecting 149% of target bonus. To determine Ms. Simeone’s individual performance percentage, which was assessed at 125% of target, the Committee considered Ms. Simeone’s overall leadership of our organization, particularly in strengthening the policy, advocacy, and legal teams through enhanced processes. The Committee also noted her strong performance as a trusted strategic advisor to the executive team and the Board. In March 2019, the Committee determined that Ms. Simeone’s 2019 target bonus should remain at 60% of base salary.

•

Long-Term Incentive: In March 2018, we granted Ms. Simeone an equity award with a value of $1,000,000, 50% in stock options and 50% in RSUs. The Committee believed the mix of options and RSUs was appropriate in order to align with stockholder interests. The options and RSUs vest in eight equal semi-annual installments, beginning on October 1, 2018, provided she remains in service with us on each vesting date.

Former Chief Operating Officer

Linda Findley Kozlowski

Overview:

Ms. Kozlowski stepped down as our Chief Operating Officer effective January 2, 2019. She made valuable contributions throughout her tenure, particularly in leading Etsy through the management and strategic transitions, and her key role in driving our organizational redesign and product roadmap. As a result, the Committee believed that it was important for her to stay at Etsy through year-end. In September 2018, Etsy entered into a retention letter agreement with Ms. Kozlowski addressing the terms of her remaining service to Etsy and her departure. The letter agreement provided certain retention benefits to Ms. Kozlowski to induce her to remain in her role through January 2019, as described below.

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Compensation Decisions:

Below is a summary of Ms. Kozlowski’s 2018 compensation and benefits:

•	Base Salary: $350,000. The Committee did not increase Ms. Kozlowski’s base salary from the level determined in March 2017.

•

Annual Incentive: None. The Committee determined to maintain the target annual cash bonus opportunity for Ms. Kozlowski at 75%. However, Ms. Kozlowski did not receive an annual cash incentive payment for 2018 due to her departure prior to the payment date.

•

Long-Term Incentive: In March 2018, Ms. Kozlowski received an aggregate equity award with a value of $1,750,000, 50% in stock options and 50% in RSUs. The Committee believed the mix of options and RSUs was appropriate in order to align with stockholder interests. One-eighth of the stock options and RSUs vested on October 1, 2018. The unvested portion of the stock options and RSUs were forfeited in connection with her departure from Etsy, as described below.

•

Retention: In September 2018, Etsy and Ms. Kozlowski entered into a retention agreement that provided for certain compensation and benefits as an inducement for Ms. Kozlowski’s continued services as our COO through January 2, 2019:

•	Continuation of her base salary for six months;

•	Reimbursement of COBRA premiums for up to six months;

•	A one-time lump-sum payment of $262,500;

•	Accelerated vesting of 100% of the stock options and RSUs granted on June 1, 2016 and March 15, 2017; and

•	Forfeiture of the unvested portion of the stock options and RSUs granted on March 15, 2018.

In return for these benefits, Ms. Kozlowski provided a release and waiver of claims and agreed to comply with certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.

Other Benefits

Health & Wellness

We provide health benefits to our executive officers, including our NEOs, on the same basis as these benefits are provided to our other eligible employees, including health, dental, vision, life, and disability insurance benefits.

Limited Perquisites and Other Personal Benefits

Other than the travel benefits extended to Ms. Glaser and Mr. Fisher, we do not typically provide perquisites to our executive officers, including our NEOs, that are not available to employees generally. From time to time, however, we may provide such benefits for recruitment or retention purposes.

401(k) Plan

Like other US employees, our NEOs may participate in a 401(k) Plan. Etsy matches 50% of the first 6% of a participating employee’s contributions under the 401(k) Plan.

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Post-Employment Compensation Arrangements

We believe that having in place reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. In January 2019, we updated our Executive Severance Plan (the “Plan”) primarily to provide pro rata cash bonus payments to participants, other than our CEO upon a Qualifying Termination (as defined in the Plan) and to increase the severance periods for executive officers other than the CEO and CFO from six months to one year in the event of a Qualifying Termination that is not related to a change in control event. These changes were made primarily to align the Plan to our current practices and to ensure that it remained competitive.

Maintaining competitive severance and change in control arrangements helps assure our executive officers that their severance payments and benefits are comparable to those of other executive officers with similar levels of responsibility and tenure. We also believe that the Plan will serve as an incentive for our executive officers to remain employed and focused on their responsibilities during the threat or negotiation of a transaction that may involve a change in control of the Company, which helps preserve our value and the potential benefit to be received by our stockholders in such a transaction.

In addition, the Plan is intended to reduce the need to negotiate post-employment compensation arrangements on a case-by-case basis and helps to mitigate potential employer liability. For example, Plan participants are required to sign a separation and release agreement as a condition to receiving post-employment compensation payments or benefits.

See “Potential Payments Upon Termination or Change of Control” below for additional information.

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Executive Compensation Philosophy and Objectives

Key Features of our Executive Compensation Program

WHAT WE DO	WHAT WE DON’T DO

We Maintain a Fully (100%) Independent Compensation Committee	We Do Not Provide our Executive Officers With Guaranteed Annual Base Salary Increases

Our Compensation Committee Retains an Independent Compensation Advisor Who Performs No Other Services for Us	We Do Not Provide Excessive Perquisites

Our Compensation Committee Conducts an Annual Executive Compensation Review, Including a Review of Its Compensation Peer Group, and a Compensation-Related Risk Assessment	We Do Not Offer Defined Benefit Retirement Programs

We Use Variable Pay, Including Long-Term Equity Awards, as a Substantial Portion of Our Executive Officers’ Target Total Direct Compensation Opportunity	We Do Not Offer Change-in-Control Excise Tax Payments or “Gross-Ups”

Our Executive Officers are Employed “At Will”	We Do Not Permit Hedging or Pledging of Our Equity Securities By Employees or Directors

We Do Not Permit Stock Option Exchanges or Re-pricings Without Stockholder Approval

Our Guiding Philosophy

Pay-for-Performance Philosophy

We generally target a compensation mix for our executive officers that is weighted heavily towards variable, or “at risk,” compensation, including short-term cash incentives and long-term incentives in the form of equity awards. We believe this approach aligns the compensation of our executive officers with our performance and the interests of our stockholders. We consider our equity awards, which include options to purchase shares of our common stock and RSU awards that may be settled for shares of our common stock to be “variable” pay because the realized value of these awards depends on the performance of our stock price. We believe that this design provides balanced incentives for our NEOs to drive financial performance and long-term growth.

Our executive compensation program is designed to be simple and focus on pay for performance. Our compensation philosophy is to pay all of our employees, including our executive officers, competitively and equitably in a way that aligns with our long-term business goals and values. Specifically, our compensation program aims to:

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Pay all employees fairly and consistently

Attract, motivate, and retain highly qualified and engaged employees who are passionate about our mission.	Foster a culture of shared success through pay for performance opportunities, including cash bonuses and equity awards.	Align pay for each employee’s position with the responsibilities, knowledge, complexity, and impact of the role within the company.

Key Objectives

Consistent with our philosophy, the key objective of our executive compensation program is to attract, retain and motivate high caliber, values-aligned talent who share our dedication to our community and are committed to our mission to “Keep Commerce Human.” We believe that competitive executive compensation packages that consist of both fixed and variable pay in the form of base salaries, annual cash incentive opportunities, and long-term equity incentive opportunities enable us to achieve this objective and align the compensation of our executive officers with our performance and long-term value creation for our stakeholders.

How We Determine Executive Compensation

Role of the Compensation Committee

The Committee discharges the responsibilities of our Board of Directors relating to the compensation of our executive officers, including our NEOs. Specifically, the Committee:

•

Is responsible for executive compensation decisions, including reviewing, evaluating, and approving the compensation arrangements, plans, policies, and practices for our executive officers, including our NEOs, and overseeing and administering our incentive compensation plans;

•

Oversees risk management of our compensation programs, policies and practices, including an annual review of our programs to ensure that they are not reasonably likely to incentivize employee behavior that would result in any material adverse risk to us; and

•	Has sole authority to continue or terminate its relationship with outside advisors, including its compensation consultant, and retain additional outside advisors.

Role of Chief Executive Officer

In discharging its responsibilities, the Committee works with members of our management, including our CEO. Our management assists the Committee by providing information on corporate and individual performance, market compensation data, and management’s perspective on compensation matters. The Committee solicits and reviews our CEO’s recommendations with respect to the compensation of our executive officers (other than himself), based on his consideration of relevant market data, roles and responsibilities, and individual performance.

The Committee reviews and discusses these recommendations with our CEO and considers them as one factor in approving the compensation for our executive officers, including our NEOs. Our CEO recuses himself from all discussions and recommendations regarding his own compensation.

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Role of Compensation Consultant

The Committee engages an external compensation consultant to assist it by providing information, analysis and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. The Committee has engaged Compensia, Inc., a national compensation consulting firm, as its compensation consultant since 2014 to advise on executive compensation matters, provide information on competitive market pay practices for senior executives, and supply data analysis and recommendations for the selection of the executive Compensation Peer Group. For 2018, Compensia’s engagement included:

•	the review and analysis of the compensation for our executive officers, including our NEOs;

•	reviewing and providing input on the Compensation Discussion and Analysis section of our proxy statement for our 2018 Annual Meeting of Stockholders;

•	the research, development, and review of our Compensation Peer Group;

•	the review and analysis of non-employee director compensation;

•	support on other ad hoc matters throughout the year; and

•	attendance at Committee meetings as requested.

The terms of Compensia’s engagement include reporting directly to the Committee. In 2018, Compensia did not provide any other services to us. The Committee evaluates Compensia’s independence annually and has determined that its relationship with Compensia and the work of Compensia on behalf of the Committee has not raised any conflict of interest.

Factors Used in Determining Executive Compensation

When approving each compensation element and the target total direct compensation opportunity for our executive officers, the Committee considers a variety of factors that provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single method or factor is determinative in setting pay levels for our executive officers. Rather, the Committee’s determination of the target total direct compensation, fixed and “at-risk” pay opportunities was an individualized decision for each executive officer, including each NEO.

Factors considered when determining NEO compensation

SCOPE & IMPACT OF ROLE	INDIVIDUAL & COMPANY PERFORMANCE	MARKET ANALYSIS

Each executive officer’s skills, experience, and qualifications relative to similarly-situated executives at our peer companies.	Our company performance against financial and operational objectives established by the Committee and our Board of Directors.	The positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

Our CEO’s recommendations (other than for himself) considering performance, market analysis, and compensation parity among our executive officers.	Each executive’s performance, based on an assessment of his or her contribution to our overall performance and his or her ability to lead and work as part of a team.	The compensation practices of our peer group, and the scope of each executive’s role compared to similarly-situated executive at our peer companies.

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Competitive Positioning

Competitive compensation data is one of several factors that the Committee considers in making its decisions with respect to the compensation of our executive officers, including our NEOs. Specifically, the Committee considers compensation data in our competitive market for executive talent, particularly the compensation levels and practices of a group of peer companies (the “Compensation Peer Group”), as determined by the Committee. Etsy’s Compensation Peer Group consists of companies in our industry (internet software and services) and that are similar to us in terms of revenue and market capitalization.

Specifically, in determining the Compensation Peer Group for 2018, the Committee considered whether a company was:

•

in a similar industry and competitive market for talent (internet software and services companies with business models focused on peer-to-peer commerce, transaction- or subscription-based revenue models, and software-as-a-service);

•	within a range of 0.5x to 2.0x of our revenue; and

•	within a range of 0.33x to 3.0x of our market capitalization.

In 2018, the Committee used the following Compensation Peer Group, which was approved in December 2017 after consideration of input from Compensia, to assist with the determination of compensation for our NEOs:

Benefitfocus Box Care.com Cars.com Cloudera GrubHub Quotient Technology Shopify	Shutterfly Shutterstock SPS Commerce Stamps.com TrueCar Web.com Group Yelp Zillow Group

The Committee uses data drawn from our Compensation Peer Group, as well as data from the Radford Global Technology compensation survey, to evaluate the competitive market when making executive compensation determinations, including base salary, target annual cash bonus opportunities, and long-term incentive compensation opportunities.

The Committee reviews our Compensation Peer Group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the Compensation Peer Group. In December 2018, the Committee approved the following updates to the Compensation Peer Group for 2019:

•

Removing: Benefitfocus, Care.com, Quotient Technologies, SPS Commerce, TrueCar, and Web.com Group, which were below the market comparison on market capitalization and/or revenue ranges described above.

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•	Adding: 2U, ANGI Homeservices, CarGurus, Match Group, Okta, Snap, Stitch Fix, Tripadvisor, and Twilio using the criteria described above.

Other Compensation Policies and Practices

Equity Awards Grant Policy

We maintain a formal equity awards grant policy that provides:

•	Our Board of Directors or the Committee must approve all equity awards.

•	Equity awards are granted on pre-established dates as follows:

•

For newly-hired and promoted employees, awards are effective on the first business day of the month immediately following the month in which a newly-hired employee’s employment commences or a promoted employee’s promotion occurs.

•	Annual equity awards granted to our employees, including our executive officers, are effective as of March 15th of each year.

•

The exercise price of any option to purchase shares of our common stock may not be less than the fair market value of our common stock on the date of grant. This fair market value is to be determined in accordance with generally accepted accounting principles.

•

In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on NASDAQ (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date, computed in accordance with FASB ASC Topic 718 and presented in the Summary Compensation Table and Grants of Plan-Based Awards Table may be lower or higher than the equity compensation value approved by the Committee.

Policy Prohibiting Hedging and Pledging

Under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board of Directors are prohibited from engaging in short sales, hedging or similar transactions, or derivatives trading involving our equity securities.

Similarly, under our insider trading policy, our employees, including our executive officers, and the non-employee members of our Board of Directors are prohibited from pledging our equity securities or using such securities as collateral for a loan.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows a federal income tax deduction for public corporations of remuneration in excess of $1 million paid for any fiscal year to certain ”covered employees.” Companies that recently completed an initial offering of their equity securities to the public, generally are permitted a transition period before the deduction limit of Section 162(m) becomes applicable to compensation paid in accordance with plans and arrangements that were in effect at the time of their initial public offering, subject to certain exceptions. This transition period is expected to extend until our 2019 Annual Meeting of Stockholders, unless it is terminated earlier

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under the Section 162(m) post-initial public offering rules or under the amendments to Section 162(m) that were part of the Tax Cuts and Jobs Act of 2017 effective for taxable years beginning after December 31, 2017. Compensation paid to each of our “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the transition period exception described above. Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m) of the Code, as well as other factors beyond the control of the of the Committee, no assurance can be given that any compensation paid by us will qualify for the transition period exception under Section 162(m) and be deductible by us in the future. The Committee retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by us due to the deduction limit under Section 162(m). The Committee also retains the flexibility to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business need.

Taxation of Non-Qualified Deferred Compensation

Generally, Section 409A of the Code sets limits on the deferral and payment of certain benefits. The Committee takes into account whether elements of the compensation for our executive officers will be adversely impacted by the penalty tax imposed by Section 409A, and seeks to structure these elements to be compliant with or exempt from Section 409A to avoid such potential adverse tax consequences.

Accounting Considerations

The Committee considers the accounting treatment of the various elements of our executive compensation program. For example, we record our executive officers’ base salaries, equity awards, and our incentive cash bonus compensation in our Consolidated Financial Statements.

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“ASC Topic 718”) for our stock-based compensation awards. ASC Topic 718 requires us to measure the compensation expense for all stock-based payment awards made to our employees, including our executive officers, and the non-employee members of our Board of Directors, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables in this proxy statement, even though the recipient of the awards may never realize any value from their awards.

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Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis section of Etsy’s 2019 Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Etsy’s 2019 Proxy Statement and incorporated into Etsy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Respectfully submitted by:

Jonathan D. Klein (Chair)

Gary S. Briggs

Edith W. Cooper

Melissa Reiff

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Compensation and Risk Management

Our Compensation Committee, Compensia (the Compensation Committee’s independent compensation consultant), and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, practices, and policies. Compensia, with input from management, has performed a compensation risk assessment and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the company. In particular, we considered compensation program attributes that help to mitigate risk, including, for example:

•	the mix of cash and equity compensation;

•	a balanced short-term incentive plan design with multiple performance measures that emphasize top and bottom-line performance;

•	our formal policies for equity administration;

•	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging and using Etsy securities as collateral; and

•	the oversight of an independent Compensation Committee.

The Compensation Committee has reviewed the risk assessment report and agreed with the conclusion.

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Executive Compensation Tables

Summary Compensation Table

The following table provides information regarding the compensation of our NEOs as of December 31, 2018 in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Josh Silverman President & CEO	2018	395,833	–	–	–	640,000	8,250	1,044,083
	2017	247,159	–	2,655,000	17,879,257	400,000	9,044	21,190,460
Rachel Glaser Chief Financial Officer	2018	375,000	–	786,921	624,921	410,000	47,283	2,244,125
	2017	234,375	250,000	1,192,576	1,050,701	213,000	102,540	3,043,192
Mike Fisher	2018	325,000	–	–	–	360,000	8,250	693,250
Chief Technology Officer	2017	136,648	200,000	1,609,875	1,612,500	82,000	–	3,641,023
Jill Simeone	2018	325,000	–	629,525	499,934	290,000	8,250	1,752,709
General Counsel & Secretary	2017	300,174	25,000	637,597	624,700	200,000	4,875	1,792,346
Linda Kozlowski(6)	2018	350,000	–	3,323,942	4,805,159	–	8,250	8,487,351
Former Chief Operating Officer	2017	341,667	–	327,043	375,297	324,000	8,100	1,376,107
	2016	187,500	75,000	676,838	625,442	123,484	55,592	1,743,856

(1) The amounts in this column represent signing bonuses for Rachel Glaser, Mike Fisher, and Jill Simeone, each of whom joined Etsy in 2017, and for Linda Kozlowski, who joined Etsy in 2016.

(2)  The amounts in this column represent the aggregate grant date fair value of RSUs and the incremental fair value related to the accelerated vesting of certain RSUs, if applicable, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 16—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that accompanies this proxy statement. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee. For fiscal year 2018, the amounts in this column represent (a) aggregate grant date fair value of RSUs for each of Josh Silverman, Rachel Glaser, Mike Fisher, and Jill Simeone; and (b) for Linda Kozlowski, aggregate grant date fair value of RSUs equal to $1,101,683 and incremental fair value related to the accelerated vesting of certain RSUs pursuant to Ms. Kozlowski’s retention agreement equal to $2,222,259. See footnote (6) below.

(3)  The amounts in this column represent the aggregate grant date fair value of stock option awards and the incremental fair value related to the accelerated vesting and extended exercise period of certain option awards, computed in accordance with FASB ASC Topic 718. The valuation assumptions used in the calculation of such amounts are set forth in Note 16—Stock-based Compensation in our Annual Report on Form 10-K for the fiscal

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   year ended December 31, 2018 that accompanies this proxy statement. For fiscal year 2018, the amounts in this column represent (a) aggregate grant date fair value of stock option awards for each of Josh Silverman, Rachel Glaser, Mike Fisher, and Jill Simeone; and (b) for Linda Kozlowski, aggregate grant date fair value of stock option awards equal to $874,894 and incremental fair value related to the accelerated vesting of certain stock options pursuant to Ms. Kozlowski’s retention agreement equal to $3,930,265. See footnote (6) below.

(4) The amounts in this column represent bonuses paid under our annual cash incentive program.

(5)  For fiscal year 2018, the amounts in this column represent (a) for Josh Silverman, Mike Fisher, Jill Simeone, and Linda Kozlowski Etsy’s 401(k) match of $8,250 each; (b) for Rachel Glaser, Etsy’s 401(k) match of $8,250, $14,515 in travel reimbursement in connection with her relocation from Los Angeles and $16,513 for a related relocation gross-up, and $8,005 in personal travel reimbursement.

(6)  Linda Kozlowski’s employment with Etsy ended January 2, 2019. In connection with this departure, we entered into a retention letter agreement with Ms. Kozlowski on September 11, 2018 that provided for, among other things, the acceleration of certain of her unvested stock options and RSUs and certain payments which became due and payable upon her departure in January. She did not receive an annual cash incentive payout for 2018 due to her departure prior to the payment date. See “Executive Compensation-2018 NEO Compensation Decisions” and “Potential Payments upon Termination or Change in Control” for additional information.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our NEOs during the fiscal year ended December 31, 2018:

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS

Named Executive Officer	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Restricted Stock Units (#)		Option Awards (#)		Exercise Price of Option Awards ($/Share)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)

Josh Silverman	–	–	400,000	–	–		–		–	–

Rachel Glaser	–	–	281,250	–	–		–		–	–
	3/15/2018	–	–	–	–		49,129	(4)	28.38	624,921
	3/15/2018	–	–	–	27,728	(5)	–		–	786,921

Mike Fisher	–	–	243,750	–	–		–		–	–

Jill Simeone	–	–	195,000	–	–		–		–	–
	3/15/2018	–	–	–	–		39,303	(4)	28.38	499,934
	3/15/2018	–	–	–	22,182	(5)	–		–	629,525

Linda Kozlowski	–	–	262,500	–	–		–		–	–
	3/15/2018	–	–	–	–		68,781	(6)	28.38	874,894
	3/15/2018	–	–	–	38,819	(7)	–		–	1,101,683

										2,222,259	(8)

										3,930,265	(9)

(1)  Etsy’s non-equity incentive plan does not provide thresholds or maximums. Actual cash incentive bonus plan payouts are reflected in the Non-Equity Incentive Plan Compensation column of the “Summary Compensation

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Table.” Linda Kozlowski did not receive an annual cash incentive payout due to her departure from the Company prior to the payment date.

(2)  The exercise price of each option award is equal to the fair market value of our common stock on the date of grant, as determined by reference to the closing market price of our common stock on Nasdaq on March 15, 2018, which was $28.38 per share.

(3)  The amounts shown in this column represent the aggregate grant date fair value of RSUs and option awards granted during the fiscal year and, for Linda Kozlowski, the incremental fair value related to the accelerated vesting of certain RSUs and option awards. The amounts are valued in accordance with ASC Topic 718, Compensation – Stock Based Compensation. Assumptions used in the calculation of the grant date fair value are set forth in Note 16—Stock-based Compensation, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that accompanies this proxy statement. In order to mitigate the impact of any short-term stock price volatility on the number of stock units granted, the number of stock units in an RSU award is based on the aggregate dollar value of the award divided by the average closing market price of our common stock on Nasdaq (rounded to the nearest hundredth) for the 30 trading days immediately prior to and including the date of grant. As a result, the fair value of the awards at grant date in this column, computed in accordance with FASB ASC Topic 718, may be lower or higher than the equity compensation value approved by the Compensation Committee.

(4) These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2018, subject to continued service on each vesting date.
(5) These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2018, subject to continued service on each vesting date.
(6) 1/8 of these stock options vested on October 1, 2018. Pursuant to Linda Kozlowski’s retention agreement, the unvested portion was forfeited on January 2, 2019, her last date of employment.
(7) 1/8 of these RSUs vested on October 1, 2018. Pursuant to Linda Kozlowski’s retention agreement, the unvested portion was forfeited on January 2, 2019, her last date of employment.
(8) This amount represents the incremental fair value related to the accelerated vesting of certain RSUs pursuant to Ms. Kozlowski’s retention agreement.
(9) This amount represents the incremental fair value related to the accelerated vesting of certain stock options pursuant to Ms. Kozlowski’s retention agreement.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and RSUs held by our NEOs as of December 31, 2018.

OPTION AWARDS						STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options that are Exercisable as of December 31, 2018 (#)	Number of Securities Underlying Unexercised Options that are not Exercisable as of December 31, 2018 (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested (#)		Market Value of Shares or Units of Stock that Have not Vested ($)(5)

Josh Silverman	1,531,862	2,338,107	(1)	10.62	5/04/2027	–		–
Rachel Glaser	64,171	106,953	(2)	13.55	5/31/2027	–		–
	6,141	42,988	(3)	28.38	3/14/2028	–		–
	–	–		–	–	60,509	(4)	2,878,413
	–	–		–	–	24,262	(6)	1,154,143
Mike Fisher	83,333	166,667	(7)	14.31	7/31/2027	–		–
	–	–		–	–	77,344	(4)	3,679,254

Jill Simeone	1,415	36,774	(8)	12.46	1/31/2027	–		–
	13,192	24,058	(9)	14.72	7/3/2027	–		–
	4,912	34,391	(3)	28.38	3/14/2028
	–	–		–	–	16,875	(10)	802,744
	–	–		–	–	12,321	(4)	586,110
						19,410	(6)	923,334

Linda Kozlowski	74,020	55,579	(11)	9.40	4/2/2019	–		–
	3,452	46,602	(11)	10.23	4/2/2019	–		–
	–	60,184	(12)	28.38	4/2/2019	–		–
	–	–		–	–	31,502	(11)	1,498,550
	–	–		–	–	19,981	(11)	950,496
						33,967	(13)	1,615,810

(1) These stock options vested 25% on May 4, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.
(2) These stock options vested 25% on June 1, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.
(3) These stock options vest in 8 equal semi-annual installments, beginning on October 1, 2018, subject to continued service on each vesting date.
(4) These RSUs vested 25% on July 1, 2018, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.
(5) This amount represents the market value of unvested RSUs, based on a closing price of our common stock on December 31, 2018 of $47.57.

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(6) These RSUs vest in 8 equal semi-annual installments, beginning on October 1, 2018, subject to continued service on each vesting date.
(7) These stock options vested 25% on August 1, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.
(8) These stock options vested 25% on February 1, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.
(9) These stock options vested 25% on July 3, 2018, with the remainder vesting in 36 equal monthly installments, subject to continued service on each vesting date.
(10) These RSUs vested 25% on January 1, 2018, with the remainder vesting in 12 equal quarterly installments, subject to continued service on each vesting date.
(11) Pursuant to Linda Kozlowski’s retention agreement, this award fully vested as of January 2, 2019.
(12) 1/8 of these stock options vested on October 1, 2018. Pursuant to Linda Kozlowski’s retention agreement, the unvested portion was forfeited on January 2, 2019, her last date of employment.
(13) 1/8 of these RSUs vested on October 1, 2018. Pursuant to Linda Kozlowski’s retention agreement, the unvested portion was forfeited on January 2, 2019, her last date of employment.

Option Exercises and Stock Vested

The following table provides information regarding exercises of option awards and vesting of stock awards by our NEOs in 2018:

	OPTION AWARDS		STOCK AWARDS

Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Josh Silverman	–	–	250,000	7,712,500

Rachel Glaser	–	–	30,970	1,376,298

Mike Fisher	–	–	35,156	1,537,863

Jill Simeone	29,701	1,236,750	21,497	762,224

Linda Kozlowski	60,000	2,491,611	30,845	1,156,457

(1) Value realized on exercise of stock options is based on the fair market value of our common stock on the date of exercise minus the exercise price and does not reflect actual proceeds received.
(2) Value realized on vesting of stock awards is based on the fair market value of our common stock on the vesting date and does not reflect actual proceeds received.

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Potential Payments Upon Termination or

Change of Control

Executive Severance Plan

We maintain an executive severance plan and certain other arrangements that provide for payments to our NEOs upon termination of employment, including in connection with a change in control as described below.

Under our executive severance plan, if we terminate an NEO’s employment without cause or if an NEO terminates his or her employment with us for good reason (a “Qualifying Termination”) other than in connection with a change in control, then he or she will be entitled to receive continued salary payments for a certain number of months, as specified in his or her employment agreement or executive severance plan participation notice. Each NEO will also be entitled to receive healthcare continuation coverage or cash in lieu of such continuation coverage for this specified severance period or until healthcare continuation coverage ends or the NEO becomes eligible for equivalent coverage, whichever is less. As a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims. “Qualifying Termination” is defined in our executive severance plan which is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Under our executive severance plan, payments and benefits in the event of a change in control are payable only upon a “double trigger;” that is, only upon a Qualifying Termination that occurs in the 3-month period before or the 12-month period following a change in control (a “Qualifying Change in Control Termination”). Upon a Qualifying Change in Control Termination, our CEO will be entitled to receive continued salary payments for 18 months and each other NEO will be entitled to receive continued salary payments for 12 months. Each NEO will also be entitled to receive reimbursement for healthcare continuation coverage for the lesser of the number of months in this specified severance period or until healthcare continuation coverage ends or the NEO becomes eligible for substantially equivalent coverage. Finally, each NEO will be entitled to full vesting of any outstanding equity awards. In addition, or Mr. Silverman, pursuant to his offer letter, 25% of his stock options will vest upon a change in control if, in his reasonable judgment, the change in control materially adversely affects his position, title, responsibilities or ability to perform his duties, even if this does not lead to his resignation. As a condition to receiving the payments and benefits under our executive severance plan, the NEO must agree to a standard release of claims as well as certain non-solicitation, non-competition, confidentiality, non-disparagement, and cooperation provisions.

In January 2019, we updated our executive severance plan primarily to provide pro rata cash bonus payments to participants, other than our CEO, upon an Qualifying Termination and to increase the severance periods for executive officers, other than our CEO and CFO, from 6 months to 12 months in the event of a Qualifying Termination that is not in connection with a change in control. These changes were made primarily to align our executive severance plan with our current practices and to ensure that our plan remains competitive.

The following table sets forth the estimated incremental payments and benefits that would be payable to our NEOs upon termination of employment, including in connection with a change in

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control, assuming that the triggering event occurred on December 31, 2018. Due to the number of factors that affect the nature and amount of any potential payments or benefits, actual payments and benefits may differ from those presented in the table below. Given that we modified our executive severance plan in January 2019, we have provided additional disclosure in the footnotes to the table in those instances where the severance payment or benefit would have been different if our updated executive severance plan had been in effect on December 31, 2018. Because Linda Kozlowski has left Etsy, her actual arrangement upon termination of employment is described in the table.

Named Executive Officer	Termination Scenario	Cash Severance ($)(1)		Health & Welfare Benefits ($)		Restricted Stock Unit Awards ($)(2)	Option Awards ($)(3)		Total ($)

Josh Silverman	Qualifying Termination	400,000	(6)	26,250	(9)	–	35,748,839	(12)	36,175,089

	Qualifying Change in Control Termination(4)	600,000	(7)	39,375	(10)	–	86,393,054		87,032,429

	Change in Control(5)	–		–		–	35,748,839		35,748,839

Rachel Glaser	Qualifying Termination	375,000	(8)	26,250	(9)	–	–		401,250

	Qualifying Change in Control Termination(4)	375,000	(6)	26,250	(9)	4,032,556	4,463,481		8,897,287

Mike Fisher	Qualifying Termination	162,500	(14)	12,878	(11)	–	–		175,378

	Qualifying Change in Control Termination(4)	325,000	(6)	25,756	(9)	3,679,254	5,543,344		9,573,354

Jill Simeone	Qualifying Termination	162,500	(14)	13,125	(11)	–	–		175,625

	Qualifying Change in Control Termination(4)	325,000	(6)	26,250	(9)	2,312,187	2,741,404		5,404,841

Linda Kozlowski	Actual arrangement pursuant to retention agreement(13)	437,500		4,128		2,222,259	3,930,265		6,594,152

(1) Each NEO’s base salary in effect on December 31, 2018 was used for purposes of valuing the cash severance payments, other than with respect to Linda Kozlowski, as discussed in footnotes below.
(2) The value of accelerated vesting of unvested RSUs is based upon the closing stock price on December 31, 2018, which was $47.57 per share, multiplied by the number of unvested RSUs.

(3)  The value of accelerated vesting of unvested stock options is based on the difference between the closing stock price on December 31, 2018, which was $47.57 per share, and the exercise price per option multiplied by the number of unvested options.

(4)  Represents change in control severance benefits based on a double-trigger arrangement, which assumes the termination of an NEO without “cause” or the resignation of an NEO for “good reason” within 3 months prior to or 12 months following a change in control.

(5)  Pursuant to Mr. Silverman’s offer letter, 25% of Mr. Silverman’s stock option award will vest upon a change in control if, in his reasonable judgment, the change in control materially adversely affects his position, title, responsibilities or ability to perform his duties, even if it does not lead to his resignation.

(6) Amount reflects cash severance of 12 months’ salary based on the NEO’s base salary as of December 31, 2018.
(7) Amount reflects cash severance of 18 months’ salary based on the NEO’s base salary as of December 31, 2018.

(8)  Amount reflects cash severance of 12 months’ salary based on Ms. Glaser’s base salary as of December 31, 2018. If our updated executive severance plan, effective January 1, 2019, had been in effect on December 31, 2018, Ms. Glaser would also have been entitled to a pro rata cash bonus payment at 100% of her target annual cash incentive bonus, or $281,250.

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(9) Amount reflects the estimated reimbursement for COBRA continuation coverage for 12 months. (10) Amount reflects the estimated reimbursement for COBRA continuation coverage for 18 months.

(11) Amount reflects the estimated reimbursement for COBRA continuation coverage for 6 months. If our updated executive severance plan, effective January 1, 2019, had been in effect on December 31, 2018, Mr. Fisher and Ms. Simeone would each have been entitled to reimbursement for COBRA continuation for 12 months, the estimated cost of which would have been $25,756 and $26,250, respectively.

(12) Pursuant to Mr. Silverman’s offer letter, upon a termination without cause or a resignation for good reason, 25% of his option award will vest and vested options will remain exercisable for 6 months. The value of the accelerated vesting of unvested stock options was computed in accordance with footnote 3 above.

(13) Pursuant to Ms. Kozlowski’s retention agreement, the amounts in this row reflect (1) cash severance of $437,500, reflecting a continuation of her base salary of $350,000 for 6 months and an additional one-time lump sum payment of $262,500; (2) estimated reimbursement for COBRA continuation for 6 months; and (3) the incremental fair value from the accelerated vesting of certain RSUs and stock options.

(14) Amount reflects cash severance of 6 months’ salary based on the NEO’s base salary as of December 31, 2018. If our updated executive severance plan, effective January 1, 2019, had been in effect on December 31, 2018, Mr. Fisher and Ms. Simeone would each also have been entitled to a pro rata cash bonus payment at 100% of their respective target annual cash incentive bonuses, or $243,750 for Mr. Fisher and $195,000 for Ms. Simeone.

Pay Ratio Disclosure

Under SEC rules, we are required to calculate and disclose the annual total compensation of our median employee and the ratio of the annual total compensation of our median employee as compared to the annual total compensation of our CEO (“CEO Pay Ratio”). To identify our median employee, we used the following methodology:

•	To determine our total population of employees, we included all full-time, part-time, and temporary employees as of December 31, 2018.

•

To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s 2018 base compensation, 2018 employee bonuses, and the value of equity awards granted in 2018.

•	We calculated the value of 2018 equity awards as follows;

•	stock option awards were calculated in accordance with generally accepted accounting principles (i.e., FASB ASC Topic 718); and

•

restricted stock units awards were calculated based on the average closing price of our common stock on Nasdaq (rounded to the nearest hundredth) on the 30 trading days up to and including the grant date, which is in accordance with our Equity Granting Policy.

•	We annualized the base compensation of employees who were employed by us for less than the entire calendar year.

•	Compensation paid in foreign currencies was converted to U.S. dollars based on the exchange rates in effect on December 31, 2018.

Using this approach, we determined our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2018 in accordance with the requirements of the Summary Compensation Table.

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For 2018, the median of the annual total compensation of our employees (other than Mr. Silverman) was $173,680 and the annual total compensation of Mr. Silverman, as reported in the Summary Compensation Table included in this proxy statement, was $1,044,083. Based on this information, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees was 6:1.

As described in our Compensation Discussion and Analysis under “2018 Executive Compensation Highlights” Mr. Silverman did not receive a long-term incentive grant in 2018 in light of the front-loaded grant he received in May 2017 that was intended to induce him to join Etsy and provide him with a meaningful equity stake in the company that would align his interests with those of our stockholders. If we adjust for the four-year period that Mr. Silverman’s sign-on equity awards were intended to cover and instead included 25% of the total value of his sign on equity awards, Mr. Silverman’s 2018 annual total compensation would have been $6,177,647. Using this amount, the ratio of Mr. Silverman’s annual total compensation to the median of the annual total compensation of all employees would be 36:1.

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Equity Compensation Plan Information

The following table provides information as of December 31, 2018 with respect to the shares of our common stock that may be issued under our equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1) (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2) (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (#)(3) (c)

Equity compensation plans approved by security holders	10,371,362	$12.91	21,445,783

Equity compensation plans not approved by security holders	–	–	–

Total	10,371,362		21,445,783

(1) Amounts include outstanding awards under our 2006 Stock Plan and 2015 Equity Incentive Plan. There are no outstanding awards under our 2015 Employee Stock Purchase Plan.
(2) The weighted-average exercise price excludes RSU awards, which have no exercise price.

(3)  Amounts reflect the shares available for future issuance under our 2015 Equity Incentive Plan and our 2015 Employee Stock Purchase Plan. As of December 31, 2018, 18,645,783 shares remained available for issuance under the 2015 Equity Incentive Plan and 2,800,000 shares remained available for issuance under the 2015 Employee Stock Purchase Plan.

The 2015 Equity Incentive Plan provides that on the first day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 7,050,000 shares, (ii) 5% of the outstanding shares of our common stock as of the last business day of the prior year, or (iii) such other amount as our Board determines. As of January 2, 2019, the Board determined to increase the number of shares available for issuance by 2,395,434 shares (or approximately 2% of our outstanding shares of common stock as of December 31, 2018) pursuant to this provision. This increase is not reflected in the table above.

Similarly, the 2015 Employee Stock Purchase Plan provides that on the first day of each fiscal year, the number of shares available for issuance is automatically increased by a number equal to the least of (i) 1,400,000 shares, (ii) 1% of the outstanding shares of our common stock as of the last business day of the prior fiscal year, or (iii) such other amount as our Board determines. Consistent with its approach in prior years, for 2019, the Board determined not to increase the number of shares available for future issuance under the 2015 Employee Stock Purchase Plan.

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Proposal No. 3 Advisory Vote on Executive Compensation

In accordance with SEC rules, we are providing our stockholders with the opportunity to approve, by advisory vote, the compensation of our named executive officers, as described in this proxy statement.

This proposal, commonly referred to as the “say-on-pay” vote, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and our executive compensation philosophy, objectives and program, as described in this proxy statement. Accordingly, we ask our stockholders to approve the compensation of our named executive officers, as disclosed in the section titled “Executive Compensation” of this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the stockholders of Etsy, Inc. approve, on a non-binding advisory basis, the compensation paid to the named executive officers, as disclosed in the proxy statement for the 2019 Annual Meeting, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

This proposal will be decided by a majority of the votes cast. This means that this proposal will be approved on an advisory basis if the number of votes cast “FOR” the proposal exceeds the number of votes cast “AGAINST” the proposal. An abstention will not have any effect on the outcome.

As an advisory vote, the result will not be binding on the Board or the Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our stockholders about our executive compensation philosophy, objectives and program. The Board and the Compensation Committee value the opinions of our stockholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program.

The Board of Directors recommends a vote “FOR” the approval, on a non-binding advisory basis, of executive compensation, as discussed in this proxy statement.

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Certain Relationships and Related Person Transactions

Policies and Procedures for Related Person Transactions

Our Audit Committee has the primary responsibility for the review, approval and oversight of “related person transactions,” as defined under the rules and regulations of the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written related person transaction policy, which requires that any related person transaction must be presented to our Audit Committee for review, consideration, and approval. When considering proposed related person transactions, the Audit Committee will take into account the relevant facts and circumstances and will approve only those transactions that are not inconsistent with our best interests and the best interests of our stockholders.

In addition, our Code of Conduct (available on our website at investors.etsy.com) provides that directors, executive officers, and employees should avoid conflicts of interest or even the appearance of a conflict of interest. Under the Code of Conduct, a conflict of interest occurs when personal interests, activities, investments, or associations interfere in any way, or even appear to interfere, with our interests as a company.

We have multiple processes for identifying related person transactions and conflicts of interest. Under our related person transaction policy, each director, director nominee, and executive officer is responsible for identifying potential related person transactions and conflicts of interest. We also annually distribute a questionnaire to directors and executive officers requesting certain information regarding, among other things, their immediate family members and employment and beneficial ownership interests in Etsy. We then review this information for any related person transactions and conflicts of interest.

Related Person Transactions

There were no transactions since January 1, 2018 or currently proposed transactions in which

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed $120,000; and

•

any of our directors, executive officers, or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

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Security Ownership of Certain Beneficial Owners, Directors and Management

The following table presents information as to the beneficial ownership of our common stock as of April 12, 2019, for:

•	each director and director nominee;

•	each named executive officer;

•	all current executive officers, directors and director nominees, as a group; and

•	each stockholder known by us to beneficially own more than 5% of our outstanding common stock.

Percentage ownership of our common stock is based on approximately 120,159,826 shares of our common stock outstanding as of April 12, 2019. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding: (1) shares subject to stock options held by that person that are currently exercisable or exercisable within 60 days of April 12, 2019, and (2) shares issuable upon the vesting of RSUs within 60 days of April 12, 2019. However, we did not deem these shares to be outstanding for the purposes of computing the percentage ownership of any other person.

Unless otherwise indicated below, shares reflect sole voting and investment power and the address of each of the individuals listed below is c/o Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201.

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NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED (#)	PERCENTAGE OF CLASS BENEFICIALLY OWNED (%)
Named Executive Officers, Directors & Director Nominees:

Gary S. Briggs(1)	4,757	*

M. Michele Burns(2)	84,803	*

Edith W. Cooper(3)	4,757	*

Mike Fisher(4)	89,727	*

Rachel Glaser(5)	123,394	*

Jonathan D. Klein(6)	134,976	*

Linda Kozlowski(7)	42,261	*

Melissa Reiff(8)	54,742	*

Josh Silverman(9)	2,199,532	1.8

Jill Simeone(10)	42,837	*

Margaret M. Smyth(11)	58,529	*

Fred Wilson(12)	817,407	*

All current executive officers, directors and director nominees, as a group (13 persons)(13)	3,724,136	3.0

5% Stockholders:

BlackRock, Inc.(14)	8,339,528	6.9

Fil Limited(15)	7,143,500	5.9

Renaissance Technologies LLC(16)	6,844,000	5.7

The Vanguard Group(17)	11,431,323	9.5

* Represents less than 1% of our outstanding common stock

(1)  Consists of (i) 3,243 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019; and (ii) 1,514 shares issuable upon the vesting of RSUs within 60 days of April 12, 2019.

(2)  Consists of (i) 13,487 shares; (ii) 68,287 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019; and (iii) 3,029 shares issuable upon the vesting of RSUs within 60 days of April 12, 2019.

(3)  Consists of (i) 3,243 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019; and (ii) 1,514 shares issuable upon the vesting of RSUs within 60 days of April 12, 2019.

(4) Consists of (i) 27,226 shares; and (ii) 62,501 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019.
(5) Consists of (i) 25,551 shares; and (ii) 97,843 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019.

(6)  Consists of (i) 22,605 shares; (ii) 76,660 shares held jointly with a spouse; (iii) 32,682 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019; and (iv) 3,029 shares issuable upon the vesting of RSUs within 60 days of April 12, 2019.

(7) Consists of 42,261 shares.

(8)  Consists of (i) 8,504 shares; (ii) 43,209 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019; and (iii) 3,029 shares issuable upon the vesting of RSUs within 60 days of April 12, 2019.

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(9)  Consists of (i) 39,924 shares held jointly with a spouse in a trust; (ii) 144,000 shares held in GRAT for which Mr. Silverman is a trustee and annuity beneficiary; and (iii) 2,015,608 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019.

(10) Consists of (i) 5,263 shares and (ii) 37,574 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019.

(11)  Consists of (i) 48,856 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019 and (ii) 9,673 shares issuable upon the vesting of RSUs within 60 days of April 12, 2019.

(12)  Consists of (i) 800,000 shares; (ii) 14,378 shares that are issuable upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019; and (iii) 3,029 shares issuable upon the vesting of RSUs within 60 days of April 12, 2019.

(13)  Consists of (i) 920,924 shares; (ii) 76,660 shares held jointly with a spouse; (iii) 39,924 shares held jointly with a spouse in a trust; (iv) 144,000 shares held in GRAT; (v) 2,517,811 shares that are issuable to our current executive officers and directors upon exercise of stock options, which are currently exercisable or exercisable within 60 days of April 12, 2019; and (vi) 24,817 shares issuable upon the vesting of RSUs within 60 days of April 12, 2019.

(14)  BlackRock, Inc. (“BlackRock”) reported on its Schedule 13G/A filed on February 11, 2019 that it has sole voting power over 8,047,674 shares and sole dispositive power over 8,339,528 shares. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(15)  FIL Limited (“FIL”) reported on its Schedule 13G filed on February 13, 2019 that it has sole voting and dispositive power over 7,143,500 shares. The address for FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, HM19.

(16)  Renaissance Technologies LLC (“Renaissance”) reported on its Schedule 13G filed on February 12, 2019 that it has sole voting and dispositive power over 6,844,000 shares. The address for Renaissance is 800 Third Avenue, New York, NY 10022.

(17)  The Vanguard Group (“Vanguard”) reported on its Schedule 13G/A filed on February 11, 2019, that it has sole voting power over 246,388 shares, shared voting power over 19,618 shares, sole dispositive power over 11,175,996 shares and shared dispositive power over 255,327 shares. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

Section 16(a) Beneficial Ownership Reporting

Compliance

Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% stockholders to file certain reports with respect to beneficial ownership of our equity securities. To our knowledge, based solely on a review of copies of reports provided to us, or written representations that no reports were required, we believe that during 2018 all Section 16 reports that were required to be filed were filed on a timely basis.

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Non-GAAP Financial Measures

Adjusted EBITDA

In this proxy statement, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net income adjusted to exclude: interest and other non-operating expense, net; benefit for income taxes; depreciation and amortization; stock-based compensation expense; foreign exchange loss (gain); restructuring and other exit costs (income); and asset impairment charges. Below is a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

Adjusted EBITDA is a key measure used by our management and Board of Directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation, and assess the health of our business. We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.

The following table reflects the reconciliation of net income to Adjusted EBITDA for each of the periods indicated:

	YEAR ENDED DECEMBER 31,
	2018	2017
	(in thousands)
Net income	$77,491	$81,800
Excluding:
Interest and other non-operating expense, net(1)	13,221	8,736
Benefit for income taxes	(22,413)	(49,535)
Depreciation and amortization(1)	26,742	27,197
Stock-based compensation expense(2)	34,477	19,953
Stock-based compensation expense—acquisitions	3,754	3,904
Foreign exchange loss (gain)	6,487	(29,105)
Restructuring and other exit costs (income)(3)	(249)	13,897
Asset impairment charges	–	3,162

Adjusted EBITDA	$139,510	$80,009

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(1)  Included in interest and depreciation expense amounts above are interest and depreciation expense related to our headquarters under build-to-suit accounting requirements, which commenced in May 2016. For the years ended December 31, 2018 and 2017 those amounts are as follows:

	YEAR ENDED DECEMBER 31,
	2018	2017
	(in thousands)
Interest expense	$8,996	$9,000
Depreciation	3,276	3,276

(2)  $2.7 million of restructuring-related stock-based compensation expense has been excluded from the year ended December 31, 2017 and is included in the restructuring and other exit costs (income) line. See footnote (3) below. Total stock-based compensation expense included in the Consolidated Statements of Operations is as follows:

	YEAR ENDED DECEMBER 31,
	2018	2017
	(in thousands)
Cost of revenue	$3,357	$1,739
Marketing	2,507	1,933
Product development	21,234	8,274
General and administrative	11,133	14,613

Total stock-based compensation expense	$38,231	$26,559

(3) Total restructuring and other exit costs (income) included in the Consolidated Statements of Operations are as follows:

	YEAR ENDED DECEMBER 31,
	2018	2017
	(in thousands)
Cost of revenue	$(19)	$738
Marketing	(82)	2,950
Product development	(110)	3,232
General and administrative	(38)	6,977

Total restructuring and other exit costs (income)	$(249)	$13,897

70	2019 Proxy Statement	Etsy

Additional Information

Stockholder Proposals

Stockholders who would like to have a proposal considered for inclusion in the proxy materials for our 2020 Annual Meeting of Stockholders must submit the proposal in writing to our Secretary at Etsy, Inc., 117 Adams Street, Brooklyn, NY 11201, by no later than December 20, 2019, and otherwise comply with the SEC’s requirements for stockholder proposals.

Stockholders who would like to bring a proposal before our 2020 Annual Meeting of Stockholders, or to nominate directors for election, in accordance with the advance notice provisions of our Bylaws, must give timely written notice to our Secretary. To be considered timely, the notice must be delivered to our headquarters at least 90 days, but not more than 120 days before the one-year anniversary of the previous year’s annual meeting. That means that to be timely, a notice must be received no later than March 6, 2020 nor earlier than February 5, 2020 (assuming the meeting is held not more than 20 days before or more than 60 days after June 4, 2020). The notice must describe the stockholder proposal in reasonable detail and otherwise comply with the requirements set forth in our Bylaws. Our Bylaws may be found on our website at investors.etsy.com under “Governance—Governance Documents.”

Information Requests

Our Annual Report on Form 10-K for 2018 is available free of charge on our investor website at investors.etsy.com. No other information on our website is incorporated by reference in or considered to be a part of this document. You may also request a free copy of our Annual Report by sending an email to ir@etsy.com or by calling (347) 382-7582. If you have any questions about giving your proxy or require assistance, please contact our proxy solicitor at: info@saratogaproxy.com, (212) 257-1311 or Saratoga Proxy Consulting, LLC, 520 8th Avenue, 14th Floor, New York, NY 10018.

Other Business

We do not know of any other business that may be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting, the persons named on the proxy card will have discretion to vote on the matters in accordance with their best judgment.

71	2019 Proxy Statement	Etsy

We love our planet.

This report was printed on paper that contains

recycled content which is FSC® certified

and made with post-consumer waste.

ETSY, INC. 117 ADAMS STREET BROOKLYN, NY 11201 ATTENTION: GENERAL COUNSEL & SECRETARY

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to ETSY.onlineshareholdermeeting.com

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 3, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E75700-P19175                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ETSY, INC.
The Board of Directors recommends you vote FOR each of the following Class I nominees:

1.	Election of Directors to serve until our 2022 Annual Meeting of Stockholders

	Class I Nominees:	For	Withhold

	1a. Jonathan D. Klein	☐	☐

	1b. Margaret M. Smyth	☐	☐

The Board of Directors recommends you vote FOR the following proposals:				For	Against	Abstain

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019.			☐	☐	☐

3.	Advisory vote to approve executive compensation.			☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business that may properly come before the meeting or any adjournment or postponement of the meeting.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

IF VOTING BY MAIL, YOU MUST DATE, SIGN AND RETURN THIS CARD IN ORDER FOR THE SHARES TO BE VOTED.

Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or other fiduciary, please give full title. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer, giving full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ETSY, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 4, 2019

9:00 a.m. Eastern Time

To be held virtually at:

ETSY.onlineshareholdermeeting.com

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on June 4, 2019: The Notice of Annual Meeting and Proxy Statement and Annual Report

are available at www.proxyvote.com.

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

E75701-P19175

ETSY, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Stockholders on June 4, 2019 at 9:00 a.m. Eastern Time

By signing this proxy card, you appoint Rachel Glaser and Jill Simeone individually as proxies, each with the power to appoint her substitute, and authorize them to represent and vote the shares of Etsy, Inc. that you are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m. Eastern Time on June 4, 2019, at ETSY.onlineshareholdermeeting.com, and at any adjournment or postponement of the meeting.

This proxy, when properly executed, will be voted in the manner you direct. If no direction is given, this proxy will be voted FOR the election of each of the director nominees, FOR the ratification of the appointment of the independent registered public accounting firm (PricewaterhouseCoopers LLP) and FOR the approval, on an advisory basis, of executive compensation.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be dated and signed on reverse side.